AMENDED AND RESTATED
SHARE SALE AND EXCHANGE AGREEMENT

by

and

among

VIMPELCOM LTD.,

WIND TELECOM S.P.A.,

WEATHER INVESTMENTS II S.À R.L.

and

THE SHAREHOLDERS OF WIND TELECOM S.P.A.
LISTED ON PART II OF ANNEX 2.1

Dated as of April 15, 2011

5.13	Related Party Transactions	30
5.14	Securities Act Related Representations	31
5.15	No Additional Representations	31

ARTICLE VI COVENANTS		31
6.1	Covenants of Weather I and Weather II	31
6.2	Covenants of VimpelCom	35
6.3	Covenants of Each Party	40

ARTICLE VII CONDITIONS TO CLOSING		45
7.1	Conditions to Obligations of Each Party	45
7.2	Conditions to Obligations of VimpelCom and Weather I and Weather II	45
7.3	Conditions to Obligation of VimpelCom	46
7.4	Conditions to Obligations of Weather I, Weather II and the Weather I Shareholders	47

ARTICLE VIII CLOSING		47
8.1	Closing Date	47
8.2	Deliveries by Weather I and Weather II	47
8.3	Deliveries by Weather II and the Weather I Shareholders	48
8.4	Deliveries by VimpelCom	49

ARTICLE IX PRIVATE PLACEMENT; RESTRICTIONS ON TRANSFER		49
9.1	Securities Act Compliance	49
9.2	Legends	51

ARTICLE X SURVIVAL; INDEMNIFICATION		51
10.1	Survival Past Closing	51
10.2	Indemnification by Weather II	51
10.3	Indemnification by the Weather I Shareholders	53
10.4	Indemnification by VimpelCom	53
10.5	Limitation on Indemnification	53
10.6	Exclusive Remedy	54
10.7	Indemnification Procedures	54
10.8	Information	57

ARTICLE XI TERMINATION OF AGREEMENT		57
11.1	Events of Termination	57
11.2	Effect of Termination	58

ARTICLE XII NOTICES		59

ARTICLE XIII MISCELLANEOUS		60
13.1	Entire Agreement	60
13.2	Amendments and Waivers	60
13.3	Successors and Assigns	60
13.4	Governing Law	60
13.5	Severability	61
13.6	No Third-Party Beneficiaries	61
13.7	Arbitration	61
13.8	Counterparts	63
13.9	Interpretation	63
13.10	Amendment and Restatement	63

2

AMENDED AND RESTATED
SHARE SALE AND EXCHANGE AGREEMENT

AMENDED AND RESTATED SHARE SALE AND EXCHANGE AGREEMENT, dated as of January 17, 2011, and amended and restated on April 15, 2011 (this “Agreement”) by and among VimpelCom Ltd. (“VimpelCom”), a company organized and existing under the laws of Bermuda, Wind Telecom S.p.A. (“Weather I”), a company organized and existing under the laws of Italy, Weather Investments II S.à r.l. (“Weather II”), a company organized and existing under the laws of the Grand Duchy of Luxembourg, and each of the other shareholders of Weather I listed on Part I of Annex 2.1 that shall have executed a joinder letter pursuant to Section 6.1(c) (the “Weather I Shareholders”).

RECITALS

A.           Weather II and the Weather I Shareholders are record and beneficial owners of (i) the number of “A” shares of no par value in the share capital of Weather I (“Class A Shares”), (ii) the number of convertible “B” preference shares of no par value in the share capital of Weather I (the “Class B Shares”), (iii) the number of convertible “C” shares of no par value in the share capital of Weather I (the “Class C Shares”), (iv) the number of convertible “D” preference shares of no par value in the share capital of Weather I (the “Class D Shares”), and (v) the number of convertible “E” shares of no par value in the share capital of Weather I (the “Class E Shares”, and together with the Class A Shares, Class B Shares, Class C Shares and Class D Shares, the “Weather I Shares”) set forth opposite their names on Part II of Annex 2.1.

B.           Weather II and the Weather I Shareholders wish to sell, assign, convey, transfer and deliver the Weather I Shares set forth opposite their names on Part II of Annex 2.1 to VimpelCom in exchange for a combination of cash and newly issued common shares and preferred shares of VimpelCom as described in Article II below.

C.           The parties entered into that certain Share Sale and Exchange Agreement, dated as of October 4, 2010 (the “Original Agreement”), pursuant to which Weather II and the Weather I Shareholders agreed to sell, assign, convey, transfer and deliver the Weather I Shares to VimpelCom in exchange for the Consideration (as defined in the Original Agreement) upon the terms and conditions contained therein.

D.           The Original Agreement was terminated and replaced by a new Share Sale and Exchange Agreement, dated as of January 17, 2011 (the “New Agreement”).

E.           The parties now desire to amend certain terms and conditions of the New Agreement and restate the New Agreement as so amended in its entirety.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1           Definitions.  For purposes of this Agreement, each of the following terms has the meaning set forth below.

“ADSs” means American depositary shares.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Algerian Risk Sharing Agreement” means the risk sharing agreement to be entered into by VimpelCom and Weather II in the agreed form.

“Alternative Payment Agreement” means the alternative payment agreement to be entered into by VimpelCom and Weather II in the agreed form.

“AMC Adverse Decision” is defined in Section 10.4(c).

“Ancillary Agreements” means the Interim Control Agreement, the Interim Control Implementation and Indemnification Agreement, the Lock-Up Agreement, the Share Escrow Agreement, the Weather II Registration Rights Agreement, the WIS Framework Agreement, the Algerian Risk Sharing Agreement, the Alternative Payment Agreement, the OTH Separation Agreement and the Wind Separation Agreement.

“Basket” is defined in Section 10.5(a).

“Business Day” means a day upon which banks are generally open for business in each of Bermuda; New York, New York; Moscow, Russian Federation; Amsterdam, the Netherlands; and London, England.

“Cash Portion” is defined in Section 2.2(a).

“Class A Shares” is defined in the Recitals.

“Class B Shares” is defined in the Recitals.

“Class C Shares” is defined in the Recitals.

“Class D Shares” is defined in the Recitals.

“Class E Shares” is defined in the Recitals.

“Closing” is defined in Section 8.1.

“Closing Date” is defined in Section 8.1.

“Competition Law” means all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Consideration” is defined in Section 2.2.

“ECMS” means Egyptian Company for Mobile Services.

“EFSA” means the Egyptian Financial Supervisory Authority.

“Egyptian Spin-Off Assets” means (i) 9,079 shares, representing Orascom’s 28.755% ownership stake, of Mobinil, and (ii) 20,000,000 shares, representing Orascom’s 20.00% ownership stake, of ECMS.

“Equity-Based Compensation and Benefit Plan” means any stock option, restricted stock unit, equity-based compensation, performance units, or employee stock ownership plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded PVCs” means (i) the processo verbale di constatazione notified by the Rome office of the Italian Taxing Authority to Wind on May 31, 2010 and (ii) the processo verbale di constatazione notified to Wind Acquisition Finance S.p.A. on May 31, 2010, both including all related interest, penalties or fines.

“Existing VimpelCom Shareholders Agreement” means the shareholders agreement, dated as of October 4, 2009, among VimpelCom, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Telenor East Invest AS, Telenor Mobile Communications AS and Altimo Cooperatief U.A., and the other shareholders of VimpelCom from time to time, as amended from time to time.

“Governmental Entity” is defined in Section 3.3(c).

“Group” with respect to any Person, means that Person and its Subsidiaries.

“IFRS” means International Financial Reporting Standards as adopted by the European Union.

“Indemnitee” is defined in Section 10.7(a).

“Indemnitor” is defined in Section 10.7(a).

“Intellectual Property” means (i) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries and patents, and the improvements thereto; (iii) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (iv) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists); (v) all rights in data and data bases; (vi) all other intellectual property or similar proprietary rights; and (vii) all applications, registrations and renewals for the foregoing.

“Interim Control Agreement” means the interim control agreement to be entered into by VimpelCom, Orascom, Weather I and Weather II in the agreed form.

“Interim Control Implementation and Indemnification Agreement” means the interim control implementation and indemnification agreement to be entered into by VimpelCom, Orascom, Weather I and Weather II in the agreed form.

“Italian Taxing Authority” means any Taxing Authority in Italy.

“Italian Withholding Tax Liability” means any assessment of any deficiency in, or claim for, Italian withholding taxes made by the Italian Taxing Authority (other than with respect to Italian withholding taxes, including related interest, penalties and fines, covered by the Excluded PVCs) including all interest, penalties, fines, or additional amounts attributable to such deficiency or claim with respect to any interest or other amounts accrued, paid or treated as paid, directly or indirectly, by any member of the Weather Group during any fiscal year through 2010.  For these purposes, a member of the Weather Group shall include any Person in which Wind Acquisition Holdings Finance S.P.A., or any of its Subsidiaries, owns, directly or indirectly, 25% or more equity interest.

“Knowledge” means the actual knowledge of any of Naguib Sawiris, Ragy Soliman, Karim Nasr, Aldo Mareuse, Khaled Bichara and Tamir El Mahdi of an inaccuracy of any of the representations set forth in Article III without any obligation to conduct an investigation but having duly read each of the representations set forth in Article III.

“Kyivstar” means Closed Joint Stock Company “Kyivstar G.S.M.”

“Laws” is defined in Section 3.5(b).

“Legal Proceedings” is defined in Section 3.6.

 “Liens” means any and all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever.

“Lock-Up Agreement” means the lock-up agreement to be entered into by VimpelCom and Weather II in the agreed form.

“Losses” is defined in Section 10.2(a).

“Material Adverse Effect” means, with respect to either the Weather Group, taken as a whole, or the VimpelCom Group, taken as a whole, as the case may be, any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, businesses or results of operations of such party, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from: (i) changes in economic, market, business, regulatory or political conditions generally in the jurisdiction of organization or any other jurisdiction in which such party operates, or in the global financial markets generally or in the financial markets of any such jurisdiction; (ii) changes, circumstances or events generally affecting the industry in which such party operates; (iii)

changes in any Law; (iv) changes in generally accepted accounting principles (or local equivalents in the applicable jurisdiction), including accounting and financial reporting pronouncements by the SEC or the Financial Accounting Standards Board, as the case may be; (v) the commencement, occurrence or continuation of any hostilities, act of war, sabotage, terrorism or military actions, or any natural disasters or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or natural disasters; (vi) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby; or (vii) any action required to be taken or failure to act by any member of the Weather Group or any of its Affiliates (other than with respect to the matters set forth on Annex 1.1(a)) (in the case of a VimpelCom Group Material Adverse Effect) or any member of the VimpelCom Group or any of its Affiliates (in the case of a Weather Group Material Adverse Effect) pursuant to the terms of this Agreement; except in the case of the foregoing clauses (i) through (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its Subsidiaries taken as a whole relative to other for profit industry participants operating in the same or similar businesses and markets, or (B) the ability of Weather I or VimpelCom, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  For purposes of (A) above, (i) an event will be considered to have a Material Adverse Effect if, and only if, it results in a decrease of $625 million or more in the shareholders equity (calculated as shareholders equity or equivalent line item on the consolidated balance sheets of the affected Group in accordance with U.S. GAAP, in the case of the VimpelCom Group, or IFRS, in the case of Weather I) and (ii) any amounts due to the Taxing Authority pursuant to the Excluded PVCs shall not be considered a Material Adverse Effect.

“Material Subsidiaries” means, as it relates to Weather I, the entities listed on Annex 1.1(b), and as it relates to VimpelCom, the entities listed on Annex 1.1(c).

“Material Tax Liability” means, with respect to either the Weather Group, taken as a whole, or the VimpelCom Group, taken as a whole, as the case may be, any Tax liability of $100 million or more in the aggregate paid, or to be paid, by the affected Group or for which the affected Group otherwise becomes liable.

“MobiNil” means MobiNil Telecommunications S.A.E.

“MobiNil/ECMS Plan” is defined in Section 6.3(g)(i).

“MobiNil Shareholders Agreement” means the amended and restated shareholders agreement, dated April 14, 2010, among Orascom, France Telecom, Wirefree Services Belgium, Atlas Services Belgium and MobiNil.

“NDA” is defined in Section 6.3(b).

“New Agreement” is defined in the Recitals.

“NYSE” means the New York Stock Exchange.

“Obligation Date” means the date on which the shareholders of VimpelCom have approved the shareholders resolutions necessary under VimpelCom’s bye-laws and Bermuda law to approve the matters contemplated in this Agreement.

“OJSC VimpelCom” means Open Joint Stock Company “Vimpel-Communications”.

“Orascom” means Orascom Telecom Holdings, S.A.E.

“Orascom Spin-Off Assets” means each of the following assets of Orascom: (i) the Egyptian Spin-Off Assets; (ii) 49,950 ordinary shares, representing Orascom’s 99.90% ownership stake, of Oracap Holding Co. (Free Zone 1), (iii) 1 ordinary (B) share, representing together with Orascom’s stake in ORACAP Far East Ltd. (Malta) held through Oracap Holding Co. (Free Zone 1) 100% of Orascom’s ownership stake, of ORACAP Far East Ltd. (Malta), (iv) 3 shares, representing Orascom’s 75% ownership stake, of CHEO Technology Joint Venture company (Koryolink) (DPRK), together with all other assets and businesses located in North Korea; (v) 100,000 shares, representing Orascom’s 100% direct and indirectly held ownership stake, of Middle East and North Africa for Sea Cables (Free Zone II), (vi) 6,401,951 shares, representing Orascom’s 51% ownership stake, of Trans World Associate (Private) Limited (Pakistan), (vii) 555,000 shares, representing Orascom’s 100% ownership stake, of Med Cable Limited (UK), (viii) 537,779,450 shares, representing Orascom’s 99.99% ownership stake, of Intouch Communication Services S.A.E. (Egypt) (a/k/a the OT Ventures internet portals and other ventures in Egypt including Link Development, ARPU+ and LINKonLINE), (ix) 1,600 shares, representing Orascom’s 1% ownership stake, of ARPU for Telecommunication Services S.A.E. (Egypt), (x) 606,579 ordinary shares, representing together with Orascom’s interest in Mobizone Pakistan (Pvt) (Pakistan) held through Intouch Communications Services S.A.E. 100% of Orascom’s ownership stake, of Mobizon Pakistan (Pvt.) (Pakistan), (xi) 500 ordinary shares, representing Orascom’s 2% ownership stake, of Mobinil Services S.A.E. (xii) 4,847,046 ordinary shares, representing Orascom’s 10.457% ownership stake, of Smart Village (ECDMV) (Egypt), and (xiii) 2,994 ordinary shares, representing Orascom’s 99.87% ownership stake, of Orascom Telecom Lebanon S.A.L. (Lebanon).  For the avoidance of doubt the Orascom Spin-off Assets shall not include any ownership stake in Waseela Bank Ltd. (Pakistan).

“Original Agreement” is defined in the Recitals.

“OTH Separation Agreement” means the separation agreement to be entered into by VimpelCom, Orascom, Weather I and Weather II in the agreed form.

“OTT” means Orascom Telecom Tunisia.

“OTT Sale” means Orascom’s sale of the Sale Assets to Qtel, as consented to by VimpelCom by a letter dated November 21, 2010.

“Outside Date” is defined in Section 11.1(d).

“Permits” is defined in Section 3.5(a).

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Qtel” means Qatar Telecom (Qtel) Q.S.C.

“Refinancing Plan” is defined in Section 6.3(e)(i).

“Regulation D” means Regulation D under the Securities Act.

“Representatives” is defined in Section 6.3(a).

“Requisite Regulatory Approvals” means each of the regulatory approvals described on Annex 7.1(b).

“Retained Names and Marks” means the names and/or trademarks set forth on Annex 6.2(e).

“Rules” is defined in Section 13.7(a).

“Rule 144” is defined in Section 6.2(d).

“Sale Assets” means Orascom Tunisia Holding Ltd. and Carthage Consortium Ltd.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“S Family” means (x) Mr. Naguib Onsi Sawiris, his parents or spouse and/or any of Naguib Onsi Sawiris’, his spouse’s or his parents’ respective direct descendants; (y) or any trust, corporation, partnership, limited liability company other entity, the beneficiaries, shareholders, partners, members, owners or persons beneficially holding a 50.1% or more controlling interest of which consists of any one or more of Mr. Naguib Onsi Sawiris and/or any such other persons referred to in clause (x).

“Share Escrow Agreement” means the share escrow agreement to be entered into by VimpelCom, Weather II and Citibank N.A., as escrow agent, in the agreed form.

“Share Portion” is defined in Section 2.2(b).

“Shareholder Title Representation” is defined in Section 10.1.

“Specified Matter” is defined in Annex 1.1(d).

“Spin-Off Assets” means the Orascom Spin-Off Assets and the Wind Spin-Off Assets.

“Spin-Off Plan” is defined in Section 6.3(f)(i).

“Spin-Off Plan A” is defined in Section 6.3(f)(i).

 “Spin-Off Plan A Outside Date” is defined in Section 6.3(f)(i)(B).

“Spin-Off Plan B” is defined in Section 6.3(f)(i).

“Subsidiary”, with respect to any Person, means any Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other person performing similar functions (or if there are no such voting interests, 50% or more of the equity interest in the second Person).

“Tax” means (i) all taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer pricing, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax, amounts in respect of tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law or otherwise.

“Taxing Authority” means any Governmental Entity responsible for the administration or collection of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes, with respect to Weather I, Weather I or any other member of the Weather Group, or, with respect to VimpelCom, VimpelCom or any other member of the VimpelCom Group.

“Third Party Claim” is defined in Section 10.7(b).

“U.S. GAAP” means United States generally accepted accounting principles.

“U.S. International Trade Laws” include: (a) U.S. economic sanctions laws and regulations administered by the United States Department of the Treasury, Office of Foreign Assets Control; (b) U.S. export control laws and regulations administered by the United States Department of Commerce, Bureau of Industry and Security and United States Department of State, Directorate of Defense Trade Controls; (c) the U.S. Foreign Corrupt Practices Act, administered and enforced by the United States Department of Justice and the SEC; and (d) the U.S. antiboycott laws and regulations administered by the United States Department of Commerce, Office of Antiboycott Compliance.

“VimpelCom” is defined in the Preamble.

“VimpelCom Budget” is defined in Section 6.2(a).

“VimpelCom Common Shares” means common shares of par value US$0.001 each in the share capital of VimpelCom.

“VimpelCom Disclosure Schedule” is defined in the introduction to Article V.

“VimpelCom Equity-Based Benefit Plan” means only those Equity-Based Compensation and Benefit Plans, whether written or unwritten, (i) that are maintained by, sponsored in whole or in part by, or contributed to by any member of the VimpelCom Group for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or (ii) with respect to which any member of the VimpelCom Group has or may have any outstanding liability.

“VimpelCom Group” means VimpelCom and each of its Subsidiaries.

“VimpelCom Group Joint Venture” means, with respect to the VimpelCom Group, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which any member of the VimpelCom Group, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which any member of the VimpelCom Group has rights with respect to the management of such Person.

“VimpelCom Group Regulatory Approvals” is defined in Section 5.4(c).

“VimpelCom Material Contract” is defined in Section 5.10(a).

“VimpelCom Preferred Shares” means Convertible Preferred Shares of par value US$0.001 each in the share capital of VimpelCom, as defined in VimpelCom’s Bye-laws.

“VimpelCom Pro Forma Financial Information” means the VimpelCom unaudited pro forma condensed combined financial information for the year ended December 31, 2009 as contained in the VimpelCom Public Disclosure Documents.

“VimpelCom Public Disclosure Documents” means all forms, reports, statements, certificates and other documents filed with or furnished by VimpelCom or OJSC VimpelCom to the SEC since January 1, 2009, with any amendments thereto.

“VimpelCom Share Issuance Representation” is defined in Section 10.1.

“VimpelCom Specific Indemnities” is defined in Section 10.5(a).

“Voting Debt” is defined in Section 3.2(c).

“Weather Disclosure Schedule” is defined in the introduction to Article III.

“Weather Equity-Based Benefit Plan” means only those Equity-Based Compensation and Benefit Plans, whether written or unwritten, (i) that are maintained by, sponsored in whole or in part by, or contributed to by any member of the Weather Group for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or (ii) with respect to which any member of the Weather Group has or may have any outstanding liability.

“Weather Group” means Weather I and each of its Subsidiaries (other than Wind Hellas and its Subsidiaries).

“Weather Group Regulatory Approvals” is defined in Section 3.3(c).

“Weather Group Joint Venture” means, with respect to the Weather Group, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which any member of the Weather Group, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which any member of the Weather Group has rights with respect to the management of such Person.

“Weather Group Material Joint Venture” means the entities listed on Annex 1.1(e).

“Weather I” is defined in the Preamble.

“Weather I Audited Statement” is defined in Section 3.4(b).

“Weather I Financial Statements” is defined in Section 3.4(b).

“Weather I Investors” means the Persons listed on Annex 1.1(f).

“Weather I Minority Shareholder” means any Person, other than Weather II and a Weather I Investor, which holds shares in the share capital of Weather I.

“Weather I Shareholders” is defined in the Preamble.

“Weather I Share Percentage” means the percentage of the total share capital of Weather I (other than the shares held by Wind Acquisition Holdings Finance S.p.A.) represented by the Weather I Shares to be sold by Weather II and the Weather I Shareholders pursuant to Article II.

“Weather I Shares” is defined in the Recitals.

“Weather I Specific Indemnity” is defined in Section 10.5(a).

“Weather I Unaudited Statements” is defined in Section 3.4(b).

“Weather II” is defined in the Preamble.

“Weather II Registration Rights Agreement” means the registration rights agreement to be entered into by VimpelCom and Weather II in the agreed form.

“Weather Material Contract” is defined in Section 3.9(a).

“Weather Public Disclosure Documents” means each of the following: (i) the offering memorandum of Wind Acquisition Finance S.A., dated July 1, 2009; (ii) the offering memorandum of Wind Acquisition Holdings Finance S.A., dated December 10, 2009; (iii) the offering memorandum of Orascom, dated January 29, 2010;  (iv) the audited consolidated financial statements of Wind for the year ended December 31, 2009 disclosed on the Wind Group’s website at www.windgroup.it (the “Wind Group Website”) as of the date of the Original Agreement; (v) the audited consolidated financial statements of Orascom for the year ended December 31, 2009 disclosed on Orascom’s website at www.orascom.com (the “Orascom Website”) as of the date of the Original Agreement; (v) the unaudited consolidated interim financial statements of Orascom for the six months ended June 30, 2010 disclosed on the Orascom Website as of the date of the Original Agreement; (vi) the unaudited consolidated interim financial statements of Wind for the six months ended June 30, 2010 disclosed on the Wind Group Website as of the date of the Original Agreement; and (vii) the Weather I Financial Statements.

“Wind” means WIND Telecomunicazioni S.p.A.

“Wind Group” means Wind and its Subsidiaries.

“Wind Hellas” means Wind Hellas Telecommunications S.A.

“Wind Hellas Group” means Weather Finance I S.à r.l. (and its Subsidiaries) together with Hellas Telecommunications S.à r.l (and its Subsidiaries).

“Wind Hellas Spin-Off” means the spin-off from or other disposal by the Weather Group of the Wind Hellas Group and all related assets and liabilities and the termination of all intercompany agreements between the Weather Group and the Wind Hellas Group.

“Wind Hellas Spin-Off Assets and Liabilities” means the assets and liabilities to be spun-off or otherwise disposed of pursuant to the Wind Hellas Spin-Off.

“Wind Separation Agreement” means the separation agreement to be entered into by VimpelCom, Wind, Weather I and Weather II in the agreed form.

“Wind Spin-Off Assets” means each of the following assets of Wind: (i) 640,000 (six hundred forty thousand) ordinary shares with nominal value, representing Wind’s 100% ownership stake, of WIS, (ii) the entire corporate capital equal to Euro 1,400,000 (one million four hundred thousand), fully paid, representing Wind’s 100% ownership stake, of Italia Online SRL, together with all other assets (including intellectual property) and personnel (including the dedicated sales forces) owned or employed by Wind associated with the Libero portal business, (iii) the Italy-Greece Medcable Marine cable located between Otranto, Italy and Athens, Greece, asset owned by Enel.Net S.r.l. (Italy), (iv) the entire corporate capital equal to EUR 1,004,000 (one million four thousand), representing Wind’s 100% ownership stake, of ITNET S.r.l. and (v) one share, representing Wind’s 0.87% ownership stake, of Wind International Services S.A.

“Wind Unaudited Statement” is defined in Section 3.4(b).

“WIS” means Wind International Services S.p.A.

“WIS Framework Agreement” means the framework agreement to be entered into by VimpelCom, Weather II and WIS in the agreed form.

1.2           Interpretation.  For the purposes of this Agreement, except to the extent that the context otherwise requires:

(a)           when a reference is made in this Agreement to the Preamble, the Recitals, an Article or a Section, such reference is to the Preamble, the Recitals, an Article or a Section of, this Agreement, unless otherwise indicated, and when a reference is made in this Agreement to an Annex, such reference is to an Annex attached to the letter agreement among the parties entered into pursuant to this Section 1.2(a), and when reference is made to a Schedule, such reference is to a Schedule of the Weather Disclosure Schedule, with respect to Weather I and Weather II disclosures, to a Schedule of the VimpelCom Disclosure Schedule, with respect to VimpelCom disclosures, or to a Schedule of the Weather I Shareholder Disclosure Schedule, with respect to Weather II and Weather I Shareholder disclosures, as the case may be;

(b)           any reference in the Weather Disclosure Schedule or the VimpelCom Disclosure Schedule to the Original Agreement shall be deemed to be a reference to this Agreement;

(c)           the heading of Schedule 3.9(b) (“Schedule 3.9(b)—Material Contracts: Validity”) of the Weather Disclosure Schedule shall be deemed to be read as “Schedule 3.9(c)—Material Contracts”;

(d)           the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; provided, however, that reference to Part II of Annex 2.1 shall be to Part II of Annex 2.1, as such may be amended pursuant to Section 6.1(c);

(e)           whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(f)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)           all references to “the date hereof”, “the date of this Agreement” or similar phrases contained herein shall mean January 17, 2011; unless specifically indicated otherwise herein, all of the representations and warranties of the parties contained in Articles III, IV and V of this Agreement are made, or shall be deemed to have been made, as of the date of the Original Agreement;

(h)           all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(i)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j)           if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day in the jurisdiction in which such action is to take place following such day;

(k)           references to a Person are also to its permitted successors and assigns;

(l)           the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;

(m)           “$” shall refer to U.S. dollars;

(n)           “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license (other than a regulatory license), lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, in each case, only to the extent legally binding;

(o)           “ordinary course of business” (or similar terms) shall be deemed to be followed by “consistent with past practice”; and

(p)           “assets” shall include “rights”, including rights under contracts.

ARTICLE II
SALE AND EXCHANGE OF SHARES

2.1           Sale and Exchange.  On and subject to the terms and conditions of this Agreement, Weather II and the Weather I Shareholders shall each sell, assign, convey, transfer and deliver the Weather I Shares set forth opposite its name on Part II of Annex 2.1, free and clear of all Liens, to VimpelCom in exchange for that portion of the Consideration set forth opposite its name on Part II of Annex 2.1.  In this regard, Weather II and the Weather I Shareholders shall take all steps necessary to release the Weather I Shares set for on Part II of Annex 2.1 from any pledge or escrow arrangements benefitting them.  Following receipt of the Weather I Shares set forth on Part II of Annex 2.1 at Closing, VimpelCom intends to transfer, by way of contribution or otherwise, all or a portion of such Weather I Shares to VimpelCom Amsterdam B.V.

2.2           Consideration.  The total amount of consideration to be paid by VimpelCom for all of the Weather I Shares (other than the shares held by Wind Acquisition Holdings Finance S.p.A.) (the “Consideration”) shall consist of:

(a)           $1,495,000,000 multiplied by the Weather I Share Percentage (the “Cash Portion”);

(b)           (x) the number of VimpelCom Common Shares equal to 325,639,827 multiplied by the Weather I Share Percentage (with any fractional shares being rounded down to the nearest whole number) and (y) 305,000,000 VimpelCom Preferred Shares (together the “Share Portion”); and

(c)           the consideration resulting from the Spin-Off Plan.

2.3           Payment of Consideration.

(a)           All payments of the Cash Portion shall be paid on the Closing Date by wire transfer of immediately available funds to the accounts specified on Part II of Annex 2.1 (or to such other accounts as may be notified to VimpelCom in writing not less than five (5) Business Days prior to the Closing Date.

(b)           Satisfaction of the Share Portion shall be made by the issue and allotment of VimpelCom Common Shares and VimpelCom Preferred Shares to Weather II and the Weather I Shareholders, as applicable, as specified on Part II of Annex 2.1; provided, however, that certificates representing 47,318,504 VimpelCom Common Shares issued to Weather II pursuant to this Agreement shall be transferred at Closing to the escrow agent designated in the Share Escrow Agreement.

2.4           Entitlement to Dividends.

(a)            Weather II and the Weather I Shareholders, as the case may be, hereby irrevocably direct VimpelCom not to make payment to them of dividends declared by VimpelCom during or with respect to the 2010 financial year on the VimpelCom Common Shares received at Closing pursuant to this Article II, with the understanding that any such waived dividends shall be retained by VimpelCom rather than being distributed to the other shareholders.  Such waiver (i) shall not give rise to Weather II or the Weather I Shareholders receiving shares of a class, or with rights, different from the currently-outstanding VimpelCom Common Shares and (ii) is limited to the first $850,000,000 in dividends declared and paid out by VimpelCom as dividends with respect to the 2010 financial year, including interim and year-end dividends.  Weather I and Weather II, in their respective capacities as shareholders of VimpelCom Common Shares on the relevant record date for receiving dividends, shall be entitled to receive their proportionate share of any such dividend amounts paid out above $850,000,000 with respect to the 2010 financial year.  If necessary to effect the waiver set forth in this Section 2.4(a), each of Weather II and the Weather I Shareholders covenant to pay over to VimpelCom, net of Taxes imposed, any amounts actually received subject to such waiver.  VimpelCom shall declare and pay $850,000,000 in interim dividends on the VimpelCom Common Shares in respect of the 2010 financial year prior to the Closing Date.  Other than with respect to the $850,000,000 in interim dividends on the VimpelCom Common Shares described in the immediately preceding sentence, VimpelCom shall not set as a record date for dividends to holders of Common Shares any date occurring prior to June 1, 2011.

(b)           VimpelCom agrees that the net cash amount of any dividend received by Orascom from MobiNil or ECMS between Closing and completion of the spin-off of MobiNil and ECMS pursuant to Spin-Off Plan A shall be capitalized in the entity that is demerged from Orascom in connection with the spin-off of the Orascom Spin-Off Assets pursuant to Spin-Off Plan A.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WEATHER I AND WEATHER II RELATING TO THE WEATHER GROUP

As of the date of the Original Agreement, the representations and warranties in this Article III regarding to Orascom’s Algerian Subsidiaries, operations, assets, or any direct or indirect benefits or liabilities derived from Algeria, including any action by a Governmental Entity relating thereto, are qualified by (i) Knowledge and (ii) information in the international press.  Except (i) as provided in the prior sentence, (ii) as set forth in the disclosure schedules delivered to VimpelCom by Weather I on the date of the Original Agreement and as updated on the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) (the “Weather Disclosure Schedule”), (iii) as disclosed in the Weather Public Disclosure Documents, (iv) with respect to any matter arising between the date of the Original Agreement and the Closing Date relating to (A) Orascom’s Algerian Subsidiaries, operations, assets, or any direct or indirect benefits or liabilities derived from Algeria, including any action by a Governmental Entity relating thereto or (B) the Specified Matter or (v) any Spin-Off Assets (other than the Egyptian Spin-Off Asset and, for purposes of the representations and warranties in Sections 3.2 and 3.5(c) only, all other Spin-Off Assets) which matters are expressly excluded from all representations and warranties set forth in this Article III, Weather I and Weather II hereby represent and warrant jointly and severally, as of the date of the Original Agreement (and as of the date hereof with respect to Sections 3.1, 3.2, 3.3, and 3.13) and on the Closing Date (except for such representations and warranties made only as of a specific date, which shall be made as of such date) to VimpelCom as follows.

3.1           Organization, Standing and Power.  Each of Weather I and its Material Subsidiaries (i) is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified, as a corporate, limited liability company or similar matter, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of clause (iii) above, where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  True and complete copies of the articles of association, bye-laws or equivalent organizational documents (including all amendments thereto) of each of Weather I and its Material Subsidiaries, as in effect on the date of the Original Agreement, have been delivered, or made available, to VimpelCom.  None of Weather I or any Material Subsidiary is in violation of its organizational documents in any material respects.

3.2           Capitalization.

(a)           Weather I’s authorized share capital and outstanding shares in Weather I’s share capital (and registered owners thereof), including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related award, is as described in Schedule 3.2(a)(i).  None of the issued shares of Weather I’s share capital is held by Weather I or any other member of the Weather Group.  All of the outstanding shares of Weather I’s share capital have been duly authorized and validly issued and are fully paid and not subject to preemptive rights.

(b)           Schedule 3.2(b)(i) lists each member of the Weather Group and each Weather Group Joint Venture, including the name of each entity and jurisdiction of its incorporation or organization and the percentage and/or the number of shares (together with total issued share capital) of each such entity owned, directly or indirectly by Weather I, in each case, as of the date of the Original Agreement.  All of the outstanding shares of capital stock of, or other equity interests in, each Material Subsidiary of Weather I have been validly issued and are fully paid and non-assessable, if applicable.  All of the shares of capital stock of, or other equity interests in, each Material Subsidiary of Weather I and Weather Group Material Joint Venture owned directly or indirectly by Weather I as shown in Schedule 3.2(b) will be, as of the Closing Date, owned free and clear of any Lien.  Except for its ownership of other members of the Weather Group, any Weather Group Joint Venture and any other entities listed in Schedule 3.2(b), no member of the Weather Group beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any other entity.

(c)           No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”) of Weather I or any other member of the Weather Group are issued or outstanding.

(d)           There are no options, equity-based awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which any member of the Weather Group is a party or by which any member of the Weather Group is bound (i) obligating any member of the Weather Group to issue, deliver or sell, or cause to be issued, delivered or sold, shares of share capital or any Voting Debt or other equity rights of any member of the Weather Group, (ii) obligating any member of the Weather Group to grant, extend or enter into any such option, other equity-based award, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in any member of the Weather Group.

(e)           None of Weather I or any of its Material Subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of Weather I or its Material Subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of Weather I or any of its Material Subsidiaries.  There are no outstanding contractual obligations of Weather I or any of its Material Subsidiaries to repurchase, redeem or otherwise acquire any shares in its share capital.

(f)           Since June 30, 2010, neither Weather I nor Orascom has declared, set aside, made or paid to its shareholders, dividends or other distributions on the outstanding shares in its share capital.

3.3           Consents and Approvals; No Violations.

(a)           Weather I has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  No vote of the holders of any shares of Weather I’s share capital is necessary to approve this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Weather I’s part and no other corporate proceedings on Weather I’s part are necessary to authorize this Agreement and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Weather I and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of Weather I, enforceable against Weather I in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(b)           Neither the execution and delivery of the Original Agreement or this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions of the Original Agreement or this Agreement, has or will (i) violate any provision of Weather I’s bye-laws (statuto) or the articles of association, bye-laws or equivalent organizational documents of any of its Material Subsidiaries or (ii) assuming that the Weather Group Regulatory Approvals are duly obtained or made, (A) violate any Law applicable to Weather I or any other member of the Weather Group or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon, (1) any Permit or (2) any of the respective properties or assets of any member of the Weather Group under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation or instrument to which any member of the Weather Group is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or arbitration tribunal, self-regulatory organization or other similar non-governmental regulatory body (each, a “Governmental Entity”), was or is required to be made or obtained by Weather I or any other member of the Weather Group in connection with the execution and delivery of the Original Agreement or this Agreement by Weather I or the consummation by it of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as are required to be made with or to, or obtained from, those other Governmental Entities regulating telecommunications and competition and antitrust Laws, which are set forth in Schedule 3.3(c) (the “Weather Group Regulatory Approvals”) and (ii) any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4           Financial Statements and Public Disclosures.

(a)           As of their respective dates, none of the Weather Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Schedule 3.4(b) contains the audited consolidated financial statements of Weather I for the year ended December 31, 2009 (the “Weather I Audited Statement”), the unaudited consolidated interim financial statements of Weather I for the six months ended June 30, 2010 (the “Weather I Unaudited Statements” and together with the Weather I Audited Statement, the “Weather I Financial Statements”) and the unaudited consolidated interim financial statements of Wind for the six months ended June 30, 2010 (the “Wind Unaudited Statement”).  The Weather I Financial Statements, the Wind Unaudited Statement and the financial statements of Wind and Orascom included in the Weather Public Disclosure Documents have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of each of Weather I, Wind and Orascom and each of their consolidated subsidiaries and the consolidated results of operations, changes in equity and cash flows of such companies as of the dates and for the periods shown.

3.5           Compliance with Applicable Laws; Permits and Licenses.

(a)           Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each member of the Weather Group holds in full force and effect all telecommunications licenses and other licenses, frequency permits and other permits, certifications, registrations, permissions, consents, franchises, concessions, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of its business in each of the jurisdictions in which it currently conducts or operates its business (the “Permits”), and (ii) each member of the Weather Group is in compliance with the terms and requirements of its Permits and no member of the Weather Group has received, at any time since January 1, 2009, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit.

(b)           Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, each member of the Weather Group is in compliance with the terms and requirements of all applicable laws, statutes, ordinances, common law, arbitration awards, or any rules, regulations, judgments, orders, writs, injunctions, decrees, agency requirements or published interpretations of any Governmental Entity, in each of the jurisdictions in which it currently conducts business or operates (collectively, “Laws”), and no member of the Weather Group has received, at any time since January 1, 2009, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential material violation of, or a material failure to comply with, any Laws.

(c)           Notwithstanding paragraph (b) above, the businesses of the Weather Group have been, and are being, conducted in all material respects in compliance with U.S. International Trade Laws.  No member of the Weather Group has received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any U.S. International Trade Laws.

3.6           Litigation.

(a)           Other than proceedings with Taxing Authorities with respect to the Excluded PVCs, there are no claims, suits, actions, proceedings, arbitrations or other proceedings whether judicial, arbitral or administrative, civil or criminal (“Legal Proceedings”) pending or, to the knowledge of Weather I or Weather II, threatened, against any member of the Weather Group, any present or former officer, director or employee thereof in his or her capacity as such, any Person for whom it may be liable or any of its respective properties, that, if determined or resolved adversely against it, have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon any member of the Weather Group or any of their respective assets or properties that have had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           There are no Legal Proceedings pending or, to the knowledge of Weather I or Weather II, threatened, against Weather I or Weather II that threatens or challenges the validity of this Agreement, any agreement or document to be delivered in connection herewith or any action taken or to be taken by Weather I or Weather II in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby.

3.7           Taxes.

(a)           Except as has not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability and except for the liabilities arising from the Tax claims specified in the Excluded PVCs: (i) all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, any member of the Weather Group have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects; and (ii) all Taxes shown to be due and payable on such Tax Return have been timely paid or, insofar as such Tax has not been paid, it has been provided for in the consolidated financial statements of Weather I in accordance with IFRS.

(b)           Except for the Liens that may be imposed pursuant to the Excluded PVCs, there are no Liens for any Taxes upon the assets of any member of the Weather Group, other than (i) statutory Liens for Taxes not yet due and payable, (ii) Liens for Taxes which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the consolidated financial statements of Weather I in accordance with IFRS or (iii) Liens for any Taxes claimed or assessed that have not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability.

(c)           Except for the Excluded PVCs, there is no claim, audit, appeal, action, suit, proceeding, examination or investigation now pending or, to the knowledge of Weather I and Weather II, threatened against or with respect to any member of the Weather Group in respect of any Tax or Tax Return, that, in each case, would reasonably be expected to result in a Material Tax Liability.

(d)           Except as has not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability and except for the withholding Tax liability specified in the Excluded PVCs, each member of the Weather Group has withheld and paid all withholding Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or Person required to be treated as an employee for Tax purposes based on contractual arrangements concluded, independent contractor, creditor, stockholder or other third party, and all forms required with respect thereto have been properly completed in all material respects and filed when due (taking into account extensions of time to file).

(e)           No member of the Weather Group is a party to a Tax allocation, sharing, indemnity or similar agreement (other than allocation, sharing, indemnity or similar agreements exclusively between or among the members of the Weather Group) that will require any payment of a material amount by it of any Tax of another Person.

(f)           Since the date of the latest consolidated financial statements of Weather I, none of the members of the Weather Group has incurred any Material Tax Liability arising from extraordinary items, as that term is used in IFRS, outside the ordinary course of business (or any transaction contemplated in this Agreement).

(g)           Except as has not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability, since December 31, 2009, none of the members of the Weather Group has made or changed any material election for Tax purposes, changed an annual accounting period for Tax purposes or adopted or changed any material accounting method for Tax purposes.

(h)           No member of the Weather Group (i) has filed any extension of time within which to file any material Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force enabling any third party to negotiate and/or settle any matters relating to any material Taxes, or (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority with respect to any material Taxes that is pending.

(i)           No jurisdiction in which any member of the Weather Group has not filed a specific Tax Return has asserted in writing that any such member is, or may be, subject to a material amount of taxation by that jurisdiction.

(j)           No member of the Weather Group has elected to be classified as other than its default classification for United States federal income tax purposes.

(k)           Weather I has delivered to VimpelCom true, correct and complete copies of all material Tax Returns filed by any member of the Weather Group since December 31, 2007.

(l)           The representations and warranties contained in Section 3.7 are the only representations and warranties being made by Weather I and Weather II with respect to Taxes related to any member of the Weather Group, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

3.8           Absence of Certain Changes or Events.  Since June 30, 2010, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) no member of the Weather Group has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 6.1(a) had such section been in effect since June 30, 2010.

3.9           Material Contracts.

(a)           For purposes of this Agreement, a “Weather Material Contract” means any contract to which any member of the Weather Group is a party or otherwise bound involving amounts in excess of $100 million from the effective date of the contract through the date upon which one or both parties may at its option terminate such contract, or if there is no such date, through the termination date of the contract.  As of the date of the Original Agreement, no member of the Weather Group was a party to or bound by any Weather Material Contract.

(b)           Each Weather Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), except to the extent that (A) it has previously expired in accordance with its terms or (B) such failure to be in full force and effect and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)           No member of the Weather Group, nor, to the knowledge of Weather I or Weather II, any counterparty to any Weather Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Weather Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  No party to any Weather Material Contract has given any member of the Weather Group written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Weather Material Contract, and no member of the Weather Group has, nor, to the knowledge of Weather I or Weather II, has any other party to any Weather Material Contract, repudiated in writing any material provision thereof.

3.10           Employee Benefits; Labor Relations.

(a)           Schedule 3.10(a) contains a true and complete list of the names, positions and current salary rates and maximum potential cash bonus amounts of all present directors, officers and employees of any member of the Weather Group whose total annual cash remuneration for 2009 was $2,000,000 or more.

(b)           No member of the Weather Group is a party to or bound by (i) any contract with any present or former director, officer, employee or consultant, (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such officer or employee solely following the occurrence of the transactions contemplated by this Agreement, or (ii) any agreement or plan, including any Weather Equity-Based Benefit Plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(c)           Weather I has disclosed a correct and complete list of all Weather Equity-Based Benefit Plans (including the amount of awards outstanding as of the Original Agreement) in Schedule 3.10(c) and has made available to VimpelCom correct and complete copies of each Weather Equity-Based Benefit Plan.

(d)           In connection with the businesses of the Weather Group conducted in Italy, (i) Schedule 3.10(d) sets forth each of the collective bargaining contracts or similar agreements that Weather Group is a party to or bound by, and (ii) except as has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no member of the Weather Group (x) is currently experiencing any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, or (y) is, to the knowledge of Weather I or Weather II, the subject of any organizational effort being made or threatened by or on behalf of any labor union with respect to any employees of the Weather Group.

3.11           Brokers or Finders.  Other than as set out in Schedule 3.11, no agent, broker, consultant, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the Weather Group.

3.12           Related Party Transactions.  There are no existing material agreements, arrangements or understandings on non-arm’s length terms between any member of the Weather Group, on the one hand, and any related party, on the other hand, that would be required to be disclosed under Item 7.B. of Form 20-F of the SEC if Weather I was required to file an annual report on Form 20-F with the SEC.

3.13           No Additional Representations.  Except as, and to the extent, set forth in this Agreement and the documents and instruments to be executed and delivered pursuant hereto, neither Weather I nor Weather II makes any representations or warranties to VimpelCom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WEATHER II AND THE WEATHER I SHAREHOLDERS RELATING TO THE WEATHER I SHARES

Except as set forth in the disclosure schedules delivered to VimpelCom by Weather II and the Weather I Shareholders (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) (the “Weather I Shareholders Disclosure Schedule”), each of Weather II and the Weather I Shareholders hereby represents and warrants severally and not jointly, as of the date of the Original Agreement,  (and on the date hereof, with respect to Sections 4.1, 4.2, 4.3 and 4.6) and the Closing Date (except for such representations and warranties made only as of a specific date, which shall be made as of such date) to VimpelCom as follows:

4.1           Organization, Standing and Power.  Weather II or such Weather I Shareholder is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization.  Weather II or such Weather I Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

4.2           Title to Shares.  Weather II or such Weather I Shareholder is the record and beneficial owner, and has good title to the number of Weather I Shares as are set forth next to Weather II’s or such Weather I Shareholder’s name on Part II of Annex 2.1, with the right and authority to sell and deliver on the Closing Date such Weather I Shares, free and clear of all Liens, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, subject to the existence of any Liens identified on Schedule 4.2(i) with respect to Weather I Shares held by Weather II on the date of the Original Agreement or the date hereof, which Liens shall be released and fully extinguished at or before Closing.  Upon delivery of any certificate or certificates duly assigned representing such Weather I Shares as contemplated hereby and upon registering of VimpelCom as the new owner of such Weather I Shares in the share ledger of Weather I, VimpelCom will receive good title to such Weather I Shares, free and clear of all Liens, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.

4.3           Consents and Approvals; No Violations.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Weather II’s or such Weather I Shareholder’s part and no other corporate proceedings on Weather II’s or such Weather I Shareholder’s part are necessary to authorize this Agreement and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Weather II or such Weather I Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of Weather II or such Weather I Shareholder, enforceable against Weather II or such Weather I Shareholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(b)           Neither the execution and delivery of the Original Agreement or this Agreement by Weather II or such Weather I Shareholder nor the consummation by Weather II or such Weather I Shareholder of the transactions contemplated hereby, nor compliance by Weather II or such Weather I Shareholder with any of the terms or provisions hereof, has or will (i) require the consent of any third party, except for the Weather Group Regulatory Approvals, (ii) violate any provision of Weather II’s or such Weather I Shareholder’s articles of association, bye-laws or equivalent organizational documents, (iii) violate any Law applicable to Weather II or such Weather I Shareholder, assuming the Weather Group Regulatory Approvals are obtained, or (iv) violate, conflict with or result in a breach of any provision of any agreement to which Weather II or such Weather I Shareholder is a party.

(c)           Except for the Weather Group Regulatory Approvals, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity was or is required to be made or obtained by Weather II or such Weather I Shareholder in connection with the execution and delivery of the Original Agreement or this Agreement by Weather II or such Weather I Shareholder or the consummation by it of the transactions contemplated hereby.

4.4           Litigation Regarding Transaction.  There are no Legal Proceedings pending or, to the knowledge of Weather II or such Weather I Shareholder, threatened, against Weather II or such Weather I Shareholders that threatens or challenges the validity of this Agreement, any agreement or document to be delivered in connection herewith or any action taken or to be taken by Weather II or such Weather I Shareholder in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby.

4.5           Brokers or Finders.  No agent, broker, consultant, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Weather II or such Weather I Shareholder.

4.6           No Additional Representations. Except as, and to the extent, set forth in this Agreement and the documents and instruments to be executed and delivered pursuant hereto, neither Weather II nor such Weather I Shareholder makes any representations or warranties to VimpelCom.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF VIMPELCOM

Except (i) as set forth in the disclosure schedules delivered to Weather I by VimpelCom on the date of the Original Agreement and as updated on the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) (the “VimpelCom Disclosure Schedule”) or (ii) as disclosed in the VimpelCom Public Disclosure Documents, VimpelCom hereby represents and warrants, as of the date of the Original Agreement (and as of the date hereof with respect to Sections 5.1, 5.2, 5.3, 5.4 and 5.14 and 5.15) and on the Closing Date (except for such representations and warranties made only as of a specific date, which shall be made as of such date) to Weather I and Weather II as to the matters set forth in Sections 5.1 to 5.14 below, and to the Weather I Shareholders as to matters set forth in Sections 5.1, 5.3, 5.4, 5.7(b) and 5.12  below:

5.1           Organization, Standing and Power.  Each of VimpelCom and its Material Subsidiaries (i) is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified, as a corporate, limited liability company or similar matter, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of clause (iii) above, where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  True and complete copies of the articles of association, bye-laws or equivalent organizational documents (including all amendments thereto) of each of VimpelCom and its Material Subsidiaries, as in effect on the date of the Original Agreement, have been delivered, or made available, to Weather I and Weather II.  Neither VimpelCom nor any Material Subsidiary is in violation of its organizational documents in any material respects.

5.2           Capitalization.

(a)           VimpelCom’s authorized share capital and outstanding shares in VimpelCom’s share capital (and registered owners thereof), including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related award, is as described in Schedule 5.2(a). None of the issued shares of VimpelCom’s share capital is held by VimpelCom or any other member of the VimpelCom Group. All of the outstanding shares of VimpelCom’s share capital have been duly authorized and validly issued and are fully paid and not subject to preemptive rights.

(b)           Schedule 5.2(b) lists each member of the VimpelCom Group and each VimpelCom Group Joint Venture, including the name of each entity and jurisdiction of its incorporation or organization and the percentage of each such entity owned, directly or indirectly by VimpelCom, in each case, as of the date of the Original Agreement.  All of the outstanding shares of capital stock of, or other equity interests in, each Material Subsidiary of VimpelCom have been validly issued and are fully paid and non-assessable, if applicable.  All of the shares of capital stock of, or other equity interests in, each Material Subsidiary of VimpelCom as shown in Schedule 5.2(b) is owned free and clear of any Lien.  Except for its ownership of other members of the VimpelCom Group, any VimpelCom Group Joint Venture and any other entities listed in Schedule 5.2(b), no member of the VimpelCom Group beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any other entity.

(c)           No Voting Debt of VimpelCom or any other member of the VimpelCom Group is issued or outstanding.

(d)           There are no options, equity-based awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which any member of the VimpelCom Group is a party or by which any member of the VimpelCom Group is bound (i) obligating any member of the VimpelCom Group to issue, deliver or sell, or cause to be issued, delivered or sold, shares of share capital or any Voting Debt or other equity rights of any member of the VimpelCom Group, (ii) obligating any member of the VimpelCom Group to grant, extend or enter into any such option, other equity-based award, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in any member of the VimpelCom Group.

(e)           None of VimpelCom nor any of its Material Subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of VimpelCom or its Material Subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of VimpelCom or any of its Material Subsidiaries.  There are no outstanding contractual obligations of VimpelCom or any of its Material Subsidiaries to repurchase, redeem or otherwise acquire any shares in its share capital.

(f)           Since June 30, 2010, VimpelCom has not declared, set aside, made or paid to its shareholders, dividends or other distributions on the outstanding shares in its share capital.

5.3           Validity of VimpelCom Shares Issued.  The VimpelCom Common Shares and VimpelCom Preferred Shares to be delivered to Weather II and Weather I Shareholders in accordance with Article II hereof will at Closing be validly issued, fully paid and non-assessable, subject to the transfer and other restrictions as set forth or referred to in Article IX.

5.4           Consents and Approvals; No Violations.

(a)           VimpelCom has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  No vote of the holders of any shares of VimpelCom’s share capital is necessary to approve this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on VimpelCom’s part and no other corporate proceedings on VimpelCom’s part are necessary to authorize this Agreement and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by VimpelCom and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of VimpelCom, enforceable against VimpelCom in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(b)           Neither the execution and delivery of the Original Agreement or this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions of the Original Agreement or this Agreement, has or will (i) violate any provision of VimpelCom’s bye-laws or the articles of association, bye-laws or equivalent organizational documents of any of its Material Subsidiaries or (ii) assuming that the VimpelCom Group Regulatory Approvals are duly obtained or made, (A) violate any Law applicable to VimpelCom or any other member of the VimpelCom Group or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon, (1) any Permit or (2) any of the respective properties or assets of any member of the VimpelCom Group under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation or instrument to which any member of the VimpelCom Group is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity was or is required to be made or obtained by VimpelCom or any other member of the VimpelCom Group in connection with the execution and delivery of the Original Agreement or this Agreement by VimpelCom or the consummation by it of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as are required to be made with or to, or obtained from, those other Governmental Entities regulating telecommunications and competition and antitrust Laws, which are set forth in Schedule 5.4(c) (the “VimpelCom Group Regulatory Approvals”) and (ii) any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5           Financial Statements and Public Disclosures.

(a)           As of their respective dates (or, if amended or superseded by a subsequent filing, as of the date of such filing), none of the VimpelCom Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of VimpelCom, OJSC VimpelCom and Kyivstar included in the VimpelCom Public Disclosure Documents have been prepared in accordance with U.S. GAAP, or in the case of Kyivstar, IFRS,  applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of each of VimpelCom, OJSC VimpelCom and Kyivstar and each of their consolidated subsidiaries and the consolidated results of operations, changes in equity and cash flows of such companies as of the dates and for the periods shown.  The VimpelCom Pro Forma Financial Information has been properly computed on the bases described therein, and the assumptions used in preparation of the VimpelCom Pro Forma Financial Information are reasonable, and adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

5.6           Compliance with Applicable Laws; Permits and Licenses.

(a)           Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each member of the VimpelCom Group holds in full force and effect all Permits, and (ii) each member of the VimpelCom Group is in compliance with the terms and requirements of its Permits and no member of the VimpelCom Group has received, at any time since January 1, 2009, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit.

(b)           Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, each member of the VimpelCom Group is in compliance with the terms and requirements of all applicable Laws, and no member of the VimpelCom Group has received, at any time since January 1, 2009, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential material violation of, or a material failure to comply with, any Laws.

(c)           Notwithstanding paragraph (b) above, the businesses of the VimpelCom Group have been, and are being, conducted in all material respects in compliance with U.S. International Trade Laws.  No member of the VimpelCom Group has received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any U.S. International Trade Laws.

5.7           Litigation.

(a)           There are no Legal Proceedings pending or, to the knowledge of VimpelCom, threatened, against any member of the VimpelCom Group, any present or former officer, director or employee thereof in his or her capacity as such, any Person for whom it may be liable or any of its respective properties, that, if determined or resolved adversely against it, have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon any member of the VimpelCom Group or any of their respective assets or properties that have had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           There are no Legal Proceedings pending or, to the knowledge of VimpelCom, threatened, against VimpelCom that threatens or challenges the validity of this Agreement, any agreement or document to be delivered in connection herewith or any action taken or to be taken by VimpelCom in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby.

5.8           Taxes.

(a)           Except as has not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability, (i) all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, any member of the VimpelCom Group have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects; and (ii) all Taxes shown to be due and payable on such Tax Return have been timely paid or, insofar as such Tax has not been paid, it has been provided for in the consolidated financial statements of VimpelCom in accordance with U.S. GAAP.

(b)           There are no Liens for any Taxes upon the assets of any member of the VimpelCom Group, other than (i) statutory Liens for Taxes not yet due and payable, (ii) Liens for Taxes which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the consolidated financial statements of VimpelCom in accordance with U.S. GAAP or (iii) Liens for any Taxes claimed or assessed that have not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability.

(c)           There is no claim, audit, appeal, action, suit, proceeding, examination or investigation now pending or, to the knowledge of VimpelCom, threatened against or with respect to any member of the VimpelCom Group in respect of any Tax or Tax Return, that, in each case, would reasonably be expected to result in a Material Tax Liability.

(d)           Except as has not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability, each member of the VimpelCom Group has withheld and paid all withholding Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or Person required to be treated as an employee for Tax purposes based on contractual arrangements concluded, independent contractor, creditor, stockholder or other third party, and all forms required with respect thereto have been properly completed in all material respects and filed when due (taking into account extensions of time to file).

(e)           No member of the VimpelCom Group is a party to a Tax allocation, sharing, indemnity or similar agreement (other than allocation, sharing, indemnity or similar agreements exclusively between or among the members of the VimpelCom Group) that will require any payment of a material amount by it of any Tax of another Person.

(f)           Since the date of the latest consolidated financial statements of VimpelCom, none of the members of the VimpelCom Group has incurred any Material Tax Liability arising from extraordinary items, as that term is used in U.S. GAAP, outside the ordinary course of business (or any transaction contemplated in this Agreement).

(g)           Except as has not resulted in and would not be reasonably expected to result in, individually or in the aggregate, a Material Tax Liability, since December 31, 2009, none of the members of the VimpelCom Group has made or changed any material election for Tax purposes, changed an annual accounting period for Tax purposes or adopted or changed any material accounting method for Tax purposes.

(h)           No member of the VimpelCom Group (i) has filed any extension of time within which to file any material Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force enabling any third party to negotiate and/or settle any matters relating to any material Taxes, or (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority with respect to any material Taxes that is pending.

(i)           No jurisdiction in which any member of the VimpelCom Group has not filed a specific Tax Return has asserted in writing that any such member is, or may be, subject to a material amount of taxation by that jurisdiction.

(j)           No member of the VimpelCom Group has elected to be classified as other than its default classification for United States federal income tax purposes.

(k)           VimpelCom has delivered to Weather II true, correct and complete copies of all material Tax Returns filed by any member of the VimpelCom Group since December 31, 2007.

(l)           The representations and warranties contained in this Section 5.8 are the only representations and warranties being made by VimpelCom with respect to Taxes related to any member of the VimpelCom Group, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

5.9           Absence of Certain Changes or Events.  Since June 30, 2010, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) no member of the VimpelCom Group has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 6.2(a) had such section been in effect since June 30, 2010.

5.10           Material Contracts.

(a)           For purposes of this Agreement, a “VimpelCom Material Contract” means any contract to which any member of the VimpelCom Group is a party or otherwise bound involving amounts in excess of $100 million from the effective date of the contract through the date upon which one or both parties may at its option terminate such contract, or if there is no such date, through the termination date of the contract.  As of the date of the Original Agreement, no member of the VimpelCom Group was a party to or bound by any VimpelCom Material Contract.

(b)           Each VimpelCom Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), except to the extent that (A) it has previously expired in accordance with its terms or (B) such failure to be in full force and effect and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)           No member of the VimpelCom Group, nor, to the knowledge of VimpelCom, any counterparty to any VimpelCom Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any VimpelCom Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  No party to any VimpelCom Material Contract has given any member of the VimpelCom Group written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any VimpelCom Material Contract, and no member of the VimpelCom Group has, nor, to the knowledge of VimpelCom, has any other party to any VimpelCom Material Contract, repudiated in writing any material provision thereof.

5.11           Employee Benefits; Labor Relations.

(a)           Schedule 5.11(a) contains a true and complete list of the names, positions and current salary rates and maximum potential cash bonus amounts of all present directors, officers and employees of any member of the VimpelCom Group whose total annual cash remuneration for 2009 was $2,000,000 or more.

(b)           No member of the VimpelCom Group is a party to or bound by (i) any contract with any present or former director, officer, employee or consultant, (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such officer or employee solely following the occurrence of the transactions contemplated by this Agreement, or (ii) any agreement or plan, including any VimpelCom Equity-Based Benefit Plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(c)           VimpelCom has disclosed a correct and complete list of all VimpelCom Equity-Based Benefit Plans (including the amount of awards outstanding as of the date of the Original Agreement) in Schedule 5.11(c) and has made available to Weather I and Weather II correct and complete copies of each VimpelCom Equity-Based Benefit Plan.

(d)           In connection with the businesses of the VimpelCom Group conducted in Russia, (i) no member of the VimpelCom Group is party to or bound by any collective bargaining contract or similar agreement, and (ii) except as has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no member of the VimpelCom Group (x) is currently experiencing any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, or (y) is, to the knowledge of VimpelCom, the subject of any organizational effort being made or threatened by or on behalf of any labor union with respect to any employees of the VimpelCom Group.

5.12           Brokers or Finders. Other than as set out in Schedule 5.12, no agent, broker, consultant, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the VimpelCom Group.

5.13           Related Party Transactions. There are no existing material agreements, arrangements or understandings on non-arm’s length terms between any member of the VimpelCom Group, on the one hand, and any related party, on the other hand, that are required to be disclosed under Item 7.B. of Form 20-F of the SEC.

5.14           Securities Act Related Representations.

(a)           None of VimpelCom or any of its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the VimpelCom Common Shares or the VimpelCom Preferred Shares sold pursuant to Article II under the Securities Act.

(b)           None of VimpelCom or any of its Affiliates, nor any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the VimpelCom Common Shares or VimpelCom Preferred Shares sold pursuant to Article II in the United States.

5.15           No Additional Representations. Except as, and to the extent, set forth in this Agreement and the documents and instruments to be executed and delivered pursuant hereto, VimpelCom makes no representations or warranties to Weather I, Weather II or the Weather I Shareholders.

ARTICLE VI
COVENANTS

6.1           Covenants of Weather I and Weather II.

(a)           Conduct of Business.  From the date of the Original Agreement until Closing, Weather I has and shall, and has and shall cause its Subsidiaries to, and Weather II has and shall cause Weather I and its Subsidiaries to, except (i) as expressly contemplated or permitted by this Agreement (including, for the avoidance of doubt, as contemplated by the Refinancing Plan, the Spin-Off Plan and the Wind Hellas Spin-Off), or (ii) the transactions listed on Annex 6.1(a)(i), which shall require prior consultation with, but not the consent of, VimpelCom, or (iii) the transactions specified in the the budgets, business plans or forecasts of Weather I attached as Annex 6.1(a)(ii) (the “Weather I Budget”), provided that, for purposes of this Agreement, the issuance of debt by any member of the Globalive group shall be deemed not to be in the Weather I Budget, or (iv) as required by applicable Law, licenses or Permits or (v) to the extent that VimpelCom shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use commercially reasonable efforts to (x) preserve intact their present business organizations and (y) maintain their material Permits.  Without limiting the generality of the foregoing, during such period, except (i) as expressly required by applicable Law, licenses or Permits, (ii) by contracts entered into before the date of the Original Agreement, or (iii) as expressly contemplated or permitted by this Agreement (including, for the avoidance of doubt, as contemplated by the Refinancing Plan, the Spin-Off Plan and the Wind Hellas Spin-Off), or (iv) the transactions listed on Annex 6.1(a)(i), which shall require prior consultation with, but not the consent of, VimpelCom, or (v) the transactions specified in the Weather I Budget, or (vi) to the extent VimpelCom shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Weather I has not and shall not, and has not and shall not permit any of its Subsidiaries to, and Weather II shall not permit Weather I or any of its Subsidiaries to:

(i)           (A) declare or pay, or publicly propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for dividends paid by a direct or indirect wholly-owned Subsidiary to it or its wholly-owned Subsidiaries (other than the Spin-Off Assets), (B) split, combine or reclassify, or publicly propose to split, combine or reclassify, any of its share capital, or issue or authorize or publicly propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (C) repurchase, redeem or otherwise acquire, or publicly propose to repurchase, redeem or otherwise acquire, any equity or debt securities of Weather I or any of its Subsidiaries or any financing vehicle used by, or related to, any member of the Weather Group, other than (i) repurchases, redemptions or acquisitions by a wholly-owned Subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned Subsidiaries (other than the Spin-Off Assets) and (ii) redemptions of debt securities that are mandatory under the terms of such securities;

(ii)           issue, deliver or sell, or authorize or publicly propose the issuance, delivery or sale of, any shares (of any class) in the share capital of Weather I or any of its Subsidiaries, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (A) the issuance of shares required to be issued upon the exercise or settlement of share options or other equity related awards outstanding on the date of the Original Agreement and disclosed in Schedule 3.10(c), (B) the issuance of additional options within the limits established as of the date of the Original Agreement in the Weather Group's employee stock option plans disclosed in Schedule 3.10(c) or (C) issuances by a wholly-owned Subsidiary (other than the Spin-Off Assets) of share capital or capital stock, as the case may be, to it or another of its wholly-owned Subsidiaries;

(iii)           amend or modify (in any material respect) or publicly propose to amend or modify (in any material respect) the memorandum of association or bye-laws or equivalent organizational documents of Weather I or any of its Material Subsidiaries, or waive any material requirement thereof;

(iv)           acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or any of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, except, in each case, for (1) transactions solely among Weather I and/or wholly-owned Subsidiaries of Weather I (other than the Spin-Off Assets), (2) capital expenditures, which shall be subject to the limitations of clause (vi) below, (3) purchases of assets in the ordinary course of business, and (4) other acquisitions not exceeding $50 million in the aggregate;

(v)           sell, lease or otherwise dispose of, or agree to sell or otherwise dispose of, a material amount of its assets, product lines, businesses, rights or properties (including shares or capital stock of any member of the Weather Group and indebtedness of others held by any member of the Weather Group), other than (1) such transactions solely among Weather I and/or its wholly-owned Subsidiaries (other than the Spin-Off Assets) and (2) dispositions of assets in the ordinary course of business;

(vi)           make or commit to any new capital expenditures, other than (A) capital expenditures in an aggregate amount not in excess of the budget of Weather I or of any member of the Weather Group for capital expenditures provided to VimpelCom prior to the date of the Original Agreement and (B) up to $50 million of other capital expenditures in excess of the amounts referred to in (A) made or committed to in connection with the performance of customer or other commercial contracts entered into in the ordinary course of business;

(vii)          amend, modify or terminate any Weather Material Contract, or cancel, modify or waive any debts or claims held by it under, or waive any rights in connection with, any Weather Material Contract, or enter into any contract or other agreement of any type, whether written or oral, that would have been a Weather Material Contract had it been entered into prior to this Agreement;

(viii)        voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any material Permits;

(ix)           take any action with the actual knowledge and intent that it would, or would reasonably be expected to, (A) result in any of the conditions to the Closing set forth in Article VII not being satisfied or (B) materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals;

(x)           (A) except as disclosed in any of the Weather I Financial Statements prior to the date of the Original Agreement, change any of its accounting policies in effect at December 31, 2009, except as required by changes in applicable Laws or IFRS or the generally accepted accounting practices of the relevant jurisdiction as concurred to by its independent auditors, or (B) make, change or revoke any Tax election, file any amended Tax Return, settle any material Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of Tax accounting (except, with respect to any amended Tax Return or any change in Tax accounting method, as required by changes in applicable Law (or any Taxing Authority’s interpretation thereof)), if, under this clause (B), such actions would have the aggregate effect of increasing any of its Tax liabilities by $50 million or more;

(xi)           adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization with respect to Weather I or any of its Material Subsidiaries;

(xii)          settle or compromise any Legal Proceedings, other than settlements or compromises involving only monetary relief where the amount paid by Weather I or such Subsidiary is less than the amount reserved for such matter by it in the Weather I Financial Statements or $50 million;

(xiii)         initiate any Legal Proceedings against a Governmental Entity;

(xiv)           incur, create, assume or guarantee any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) other than (x) borrowings under lines of credit or other facilities for credit existing on the date of the Original Agreement, including by way of an intercompany loan to it (but such intercompany loan shall be prohibited to the extent such loan reduces unrestricted cash of the Weather Group taken as a whole) and (y) borrowings incurred in the ordinary course of business and not in aggregate in excess of $50 million, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its Subsidiaries or guarantee any debt securities of others, or repurchase or repay prior to maturity any indebtedness for borrowed money or debt securities; provided, however, that the repayment of any indebtedness required by the terms of agreements binding Weather I or any of its Subsidiaries as of the date of the Original Agreement shall be permitted;

(xv)           make any material loans or advances to any other Person except for transactions solely among Weather I and/or wholly-owned Subsidiaries of Weather I (other than the Spin-Off Assets) or as required by contractual commitments in effect on the date of the Original Agreement and disclosed to VimpelCom;

(xvi)           grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property rights, other than with respect to Retained Names and Marks that will not transfer to VimpelCom as a result of the transactions contemplated by this Agreement;

(xvii)           enter into or amend any contract with any Person beneficially owning 5% or more of the equity interests in any member of the Weather Group or with any Affiliate of any member of the Weather Group, in each case other than any such Person or Affiliate that is a member of the Weather Group; or

(xviii)           agree to, or make any commitment to, take, or authorize any of the actions prohibited by this Section 6.1(a).

Notwithstanding the foregoing, Section 6.1(a) shall not apply to the Wind Hellas Spin-Off Assets and Liabilities or the Spin-Off Assets and related liabilities.

(b)           Non-Solicitation.  From the Obligation Date until Closing, neither Weather I nor Weather II has or will, and neither Weather I nor Weather II has or will permit any of its officers, directors, Affiliates, agents or representatives to, except to the extent that VimpelCom shall otherwise consent in writing, directly or indirectly, (i) solicit, initiate, encourage, conduct or engage in any discussions, or enter into any agreement or understanding, with any other Person or entity relating to a merger, business combination, recapitalization or similar corporate event involving any member of the Weather Group or relating to the sale of any of the shares or capital stock of any member of the Weather Group or any material portion of the assets of any member of the Weather Group, or (ii) disclose any nonpublic information relating to any member of the Weather Group, or afford access to the properties, books or records of any member of the Weather Group, to any other Person or entity that may be considering any such transaction, except as required by applicable Law or the rules of the Egyptian Stock Exchange.

(c)           Weather I Minority Shareholders.

(i)           From the date of the Original Agreement until Closing, Weather II has and shall use its commercially reasonable efforts to encourage each Weather I Minority Shareholder to sell its shares in Weather I’s share capital by either (x) selling them to Weather II so that Weather II can sell and exchange such shares pursuant to Article II, in which case Part II of Annex 2.1 will be amended accordingly, or (y) entering into a joinder letter in a form acceptable to VimpelCom and Weather II, in which case, upon effectiveness of such joinder letter, Part II of Annex 2.1 shall be amended accordingly; provided, however, that no Weather I Minority Shareholder may become party to this Agreement within ten (10) Business Days before Closing.

(ii)           From the date of the Original Agreement until the Obligation Date, Weather II has and shall use its reasonable best efforts to cause each Weather I Investor to either (x) sell its shares in Weather I’s share capital to Weather II so that Weather II can sell and exchange such shares pursuant to Article II, in which case Part II of Annex 2.1 will be amended accordingly, or (y) enter into a joinder letter in a form acceptable to VimpelCom and Weather II, in which case, upon effectiveness of such joinder letter, Part II of Annex 2.1 shall be amended accordingly.

(d)           Wind Hellas Spin-Off.  Each of Weather I and Weather II shall use its reasonable best efforts to effect the Wind Hellas Spin-Off prior to Closing.

6.2           Covenants of VimpelCom.

(a)           Conduct of Business.  From the date of the Original Agreement until Closing, VimpelCom covenants solely to Weather I and Weather II that it has and shall, and has and shall cause its Subsidiaries to, except (i) as expressly contemplated or permitted by this Agreement (including, for the avoidance of doubt, as contemplated by the Refinancing Plan and the Spin-Off Plan), or (ii) the transactions listed on Annex 6.2(a)(i), or (iii) the transactions specified in the budgets, business plans or forecasts of VimpelCom attached as Annex 6.2(a)(ii) (the “VimpelCom Budget”), or (iv) as required by applicable Law, license or Permit or (v) to the extent that Weather I and Weather II shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact their present business organizations and (ii) maintain their material Permits.  Without limiting the generality of the foregoing, during such period, except (i) as expressly required by applicable Law, licenses or Permits (ii) by contracts entered into before the date of the Original Agreement, or (iii) as expressly contemplated or permitted by this Agreement (including, for the avoidance of doubt, as contemplated by the Refinancing Plan and the Spin-Off Plan), or (iv) the transactions listed on Annex 6.2(a)(i), or (v) the transaction specified in the VimpelCom Budget, or (vi) to the extent Weather I and Weather II shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), VimpelCom has and shall not and has not and shall not permit any of its Subsidiaries to:

(i)           (A) declare or pay, or publicly propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (x) dividends paid by a direct or indirect wholly-owned Subsidiary to it or its wholly-owned Subsidiaries and (y) any full-year or interim dividends that may be declared and payable by VimpelCom in respect of the 2010 financial year, (B) split, combine or reclassify, or publicly propose to split, combine or reclassify, any of its share capital, or issue or authorize or publicly propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (C) repurchase, redeem or otherwise acquire, publicly propose to repurchase, redeem or otherwise acquire, any equity or debt securities of VimpelCom or any of its Subsidiaries or any financing vehicle used by, or related to, any member of the VimpelCom Group, other than (i) repurchases, redemptions or acquisitions by a wholly-owned Subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned Subsidiaries and (ii) redemptions of debt securities that are mandatory under the terms of such securities;

(ii)           issue, deliver or sell, or authorize or publicly propose the issuance, delivery or sale of, any shares (of any class) in the share capital of VimpelCom or any of its Subsidiaries, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (A) the issuance or sale of shares required to be issued or sold upon the exercise or settlement of share options or other equity related awards outstanding on the date of the Original Agreement and disclosed in Schedule 5.11(c), (B) the issuance of additional options within the limits established as of the date of the Original Agreement in VimpelCom’s employee stock option plans disclosed in Schedule 5.11(c), or (C) issuances by a wholly-owned Subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly-owned Subsidiaries;

(iii)           amend or modify (in any material respect) or publicly propose to amend or modify (in any material respect) the memorandum of association or bye-laws or equivalent organizational documents of VimpelCom or any of its Material Subsidiaries, or waive any material requirement thereof;

(iv)           acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or any of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, except, in each case, for (1) transactions solely among VimpelCom and/or wholly-owned Subsidiaries of VimpelCom, (2) capital expenditures, which shall be subject to the limitations of clause (vi) below, (3) purchases of assets in the ordinary course of business, and (4) other acquisitions not exceeding $50 million in the aggregate;

(v)           sell, lease or otherwise dispose of, or agree to sell or otherwise dispose of, a material amount of its assets, product lines, businesses, rights or properties (including shares or capital stock of any member of the VimpelCom Group and indebtedness of others held by any member of the VimpelCom Group), other than (1) such transactions solely among VimpelCom and/or its wholly-owned Subsidiaries and (2) dispositions in the ordinary course of business;

(vi)           make or commit to any new capital expenditures, other than (A) capital expenditures in an aggregate amount not in excess of the VimpelCom Budget or of any member of the VimpelCom Group for capital expenditures provided to Weather I and Weather II prior to the date of the Original Agreement and (B) up to $50 million of other capital expenditures in excess of the amounts referred to in (A) made or committed to in connection with the performance of customer or other commercial contracts entered into in the ordinary course of business;

(vii)           amend, modify or terminate any VimpelCom Material Contract, or cancel, modify or waive any debts or claims held by it under, or waive any rights in connection with, any VimpelCom Material Contract, or enter into any contract or other agreement of any type, whether written or oral, that would have been a VimpelCom Material Contract had it been entered into prior to this Agreement;

(viii)           voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any material Permits;

(ix)           take any action with the actual knowledge and intent that it would, or would reasonably be expected to, (A) result in any of the conditions to the Closing set forth in Article VII not being satisfied or (B) materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals;

(x)           (A) except as disclosed in any consolidated financial statements of VimpelCom, OJSC VimpelCom or Kyivstar filed or furnished prior to the date of the Original Agreement to the SEC and publicly available or otherwise evidenced to Weather I, change any of its accounting policies in effect at December 31, 2009, except as required by changes in applicable Laws, U.S. GAAP or the generally accepted accounting practices of the relevant jurisdiction as concurred to by its independent auditors, or (B) make, change or revoke any Tax election, file any amended Tax Return, settle any material Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of tax accounting (except, with respect to any amended Tax Return or any change in Tax accounting method, as required by changes in applicable Law (or any Taxing Authority’s interpretation thereof)), if, under this clause (B), such actions would have the aggregate effect of increasing any of its Tax liabilities by $50 million or more;

(xi)           adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization with respect to VimpelCom or any of its Material Subsidiaries;

(xii)           settle or compromise any Legal Proceedings, other than such settlements or compromises involving only monetary relief where the amount paid by VimpelCom or such Subsidiary is less than the amount reserved for such matter by it in the VimpelCom Financial Statements or $50 million;

(xiii)           initiate any Legal Proceedings against a Governmental Entity;

(xiv)           incur, create, assume or guarantee any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) other than (x) borrowings under lines of credit or other facilities for credit existing on the date of the Original Agreement, including by way of an intercompany loan to it (but such intercompany loan shall be prohibited to the extent such loan reduces unrestricted cash of the VimpelCom Group taken as a whole) and (y) borrowings incurred in the ordinary course of business and not in aggregate in excess of $50 million, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its Subsidiaries or guarantee any debt securities of others, or repurchase or repay prior to maturity any indebtedness for borrowed money or debt securities; provided, however, that the repayment of any indebtedness required by the terms of agreements binding VimpelCom or any of its Subsidiaries as of the date of the Original Agreement shall be permitted;

(xv)           make any material loans or advances to any other Person except for transactions solely among VimpelCom and/or wholly-owned Subsidiaries of VimpelCom or as required by contractual commitments in effect on the date of the Original Agreement and disclosed to Weather I and Weather II;

(xvi)           grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property rights;

(xvii)           enter into or amend any contract with any Person beneficially owning 5% or more of the equity interests in any member of the VimpelCom Group or with any Affiliate of any member of the VimpelCom Group, in each case other than any such Person or Affiliate that is a member of the VimpelCom Group; or

(xviii)           agree to, or make any commitment to, take, or authorize any of the actions prohibited by this Section 6.2(a).

(b)           Non-Solicitation.  From the Obligation Date until Closing, VimpelCom covenants solely to Weather I and Weather II that it shall not, and shall not permit any of its officers, directors, Affiliates, agents or representatives to, except to the extent that Weather I and Weather II otherwise consent in writing, directly or indirectly, (i) solicit, initiate, encourage, conduct or engage in any discussions, or enter into any agreement or understanding, with any other Person or entity relating to a merger, business combination, recapitalization or similar corporate event involving any member of the VimpelCom Group or relating to the sale of any of the shares or capital stock of any member of the VimpelCom Group or any material portion of the assets of any member of the VimpelCom Group, or (ii) disclose any nonpublic information relating to any member of the VimpelCom Group, or afford access to the properties, books or records of any member of the VimpelCom Group, to any other Person or entity that may be considering any such transaction, except as required by applicable Law or the rules of the SEC or NYSE.

(c)           Listing.  VimpelCom shall use its reasonable best efforts to cause an equivalent number of the ADSs corresponding to the number of VimpelCom Common Shares to be issued as the Share Portion of the Consideration to be approved for listing on the NYSE, subject to official notice of issuance, no later than the Closing Date.  For a period commencing on the Closing Date and ending on the earlier of (x) ten years after the Closing Date or (y) such time when Weather II and its Affiliates cease to beneficially own at least 10% of the outstanding VimpelCom Common Shares, VimpelCom covenants solely to Weather II that it shall use its reasonable best efforts to cause its ADSs to remain listed on the NYSE or to cause its common shares and/or instruments representing common shares to remain listed on another internationally recognized stock exchange in the United States or Western Europe or any other internationally recognized stock exchange which is one of the five largest stock exchanges world-wide in terms of market capitalization.  For the avoidance of doubt, VimpelCom shall not be required to maintain such listing in the case of business combinations, including mergers and tender and exchange offers.

(d)           Sales of Securities Under Rule 144.  VimpelCom will use its reasonable best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof) (“Rule 144”) so that its shareholders can sell pursuant to Rule 144 “restricted securities” (as defined in Rule 144) that have been held for six months or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(e)           Change of Business Name; Use of Retained Name and Marks.

(i)           As promptly as reasonable after the Closing Date, VimpelCom shall use its commercially reasonable efforts to cause the name of the businesses and trade names, in each case, specifically identified on Annex 6.2(e) to be changed to names that do not constitute Retained Names and Marks except as provided in Section 4.6(a) of the OTH Separation Agreement; provided that in no event shall VimpelCom’s obligation in this Section 6.2(e) require VimpelCom to take any action that would, or would be reasonably expected to, result in the loss of a material Permit or in any material Loss.  Furthermore, VimpelCom agrees to give Weather II the right to use the name “Weather” for a period of twenty four (24) months following the Closing Date.

(ii)           As promptly as reasonably practicable following the Closing Date and provided that names are changed pursuant to Section 6.2(e)(i), VimpelCom shall remove or obliterate all such Retained Names and Marks from the businesses conducted by Weather I, including from signs, purchase orders, invoices, brochures, labels, letterheads, shipping documents, packaging material and other materials.  Notwithstanding the foregoing, the use by VimpelCom or its Affiliates of such materials during the eighteen (18) months following the Closing Date (or during any extension of such period), shall not constitute a breach of the foregoing obligation so long as VimpelCom is using reasonable efforts to terminate any and all further use thereof.  Anything contained in this Agreement to the contrary notwithstanding, VimpelCom and its Affiliates shall have the right (i) for a period of eighteen (18) months following the Closing Date, to include a factual statement indicating that, prior to the Closing, the business conducted by Orascom was conducted by Orascom using the Retained Names and Marks, to the extent reasonably required in connection with the conduct of such business after the Closing and (ii) as required by applicable legal requirements, to indicate by footnote or other similar device information concerning the transactions contemplated by this Agreement or the prior performance results or other similar historical information about the business operated by Orascom that arose prior to the Closing Date.

(f)           Shareholders Meeting.  As promptly as reasonably practicable after the date hereof, (A) VimpelCom’s Supervisory Board shall: (i) call a shareholders’ meeting to present to its shareholders the shareholder resolutions necessary under VimpelCom’s bye-laws and Bermuda law to approve the matters contemplated in this Agreement and (ii) recommend to VimpelCom’s shareholders that they vote in favor of those resolutions; and (B) subject to Section 6.3(h), VimpelCom  shall prepare and circulate an appropriate form of proxy statement in relation to such shareholders’ meeting in accordance with all applicable Laws.

(g)           Certain Further Actions.  None of VimpelCom, any of its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the VimpelCom Common Shares or VimpelCom Preferred Shares sold pursuant to Article II under the Securities Act.

(h)           General Solicitation; General Advertising. None of the VimpelCom, any of its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the VimpelCom Common Shares or VimpelCom Preferred Shares sold pursuant to Article II in the United States.

6.3           Covenants of Each Party.

(a)           Access to Information.  Upon reasonable notice, each of Weather I and Weather II, on the one hand, and VimpelCom, on the other, shall (and shall cause each of its Subsidiaries to) (i) afford to the directors, officers, employees, advisors, agents or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”) of the other party, access, during normal business hours during the period prior to Closing, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party or its Representatives may reasonably request.  Notwithstanding anything in this Section 6.3(a), Section 6.3(b) or Section 6.3(c) to the contrary, none of Weather I, Weather II or any of their Subsidiaries, on the one hand, nor VimpelCom or any of its Subsidiaries, on the other, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into prior to the date of the Original Agreement (including any Laws relating to privacy and competition or antimonopoly).  The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel. No information or knowledge obtained in any investigation pursuant to this Section 6.3(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b)           Confidentiality.  Any information obtained or provided pursuant to Section 6.3(a) or Section 10.8 shall be subject to the terms of the mutual nondisclosure agreement entered into between Weather I and VimpelCom, dated March 23, 2010 (as amended from time to time, the “NDA”), which NDA shall remain in full force and effect as provided under Section 13.1 in accordance with its terms.

(c)           Reasonable Best Efforts.

(i)           Subject to the terms and conditions of this Agreement, and without prejudice to the indemnification provision of Section 10.4, each party will cooperate and consult with the other party with respect to, and will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement, and to satisfy all of the conditions to Closing in Article VII to be satisfied by such party, as promptly as practicable after the date of this Agreement, including (i) obtaining all necessary corporate approvals, (ii) preparing all appropriate filings required for obtaining the Requisite Regulatory Approvals and other approvals required pursuant to any other applicable Competition Law, (iii) responding to any inquiries received and supplying as promptly as practicable any additional information and documentary material that may be requested from a Governmental Entity pursuant to any applicable Competition Law, (iv) taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under any applicable Competition Law as soon as practicable and refraining from extending any waiting period under any Competition Law or entering into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement (it being specified that entering into an agreement with respect to the separation of VimpelCom’s operations in Pakistan and Bangladesh from the operations of the Telenor Group in Pakistan and Bangladesh is deemed to be a reasonably necessary action in this regard), and (v) preparing all other necessary applications, registrations, declarations, notices, filings and other documents and obtaining as promptly as practicable all other regulatory approvals and all other consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated hereby; provided, however, that the use of reasonable best efforts to obtain the Requisite Regulatory Approvals or any other approval under any applicable Competition Law shall not require acceptance of the imposition of any material condition or material restrictions upon any party or its Affiliates, including, for the avoidance of doubt, requirements relating to the disposition of material assets (it being specified that entering into an agreement with respect to the separation of VimpelCom’s operations in Pakistan and Bangladesh from the operations of the Telenor Group in Pakistan and Bangladesh shall not constitute a material condition or material restriction).

(ii)           To the extent permissible under applicable Laws, each party shall, in connection with the above referenced efforts to obtain all Requisite Regulatory Approvals and any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(c)(i), use its reasonable best efforts to (i) cooperate in all respects with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of (and upon reasonable request provide copies of) any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any other transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review prior to its submission any communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other Person, (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

(d)           Further Assurances.  From time to time after Closing, each party will use its reasonable best efforts to execute and deliver further instruments and take other action as may be necessary or reasonably requested by the other parties to consummate the transactions contemplated by this Agreement and to provide the other parties with the intended benefits of this Agreement.

(e)           Refinancing Plan.

(i)           Each of Weather I and Weather II, on the one hand, and VimpelCom, on the other hand, have agreed a detailed refinancing plan (the “Refinancing Plan”).

(ii)          Each of Weather I and Weather II, on the one hand, and VimpelCom, on the other hand, will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effect the Refinancing Plan, including using its reasonable best efforts to (i) effect at or prior to Closing all things necessary, proper or advisable to satisfy the conditions to Closing set forth in Section 7.2(a) and (ii) effect following Closing all actions and transactions required to be effected following Closing in accordance with the Refinancing Plan.

(f)           Spin-Off Plan.

(i)           Each of Weather I and Weather II, on the one hand, and VimpelCom, on the other hand, have agreed to (A) a detailed spin-off plan relating to the Spin-Off Assets (“Spin-Off Plan A”) and (B) the following alternative plans in the event all or part of Spin-Off Plan A is not completed (“Spin-Off Plan B”, and together with Spin-Off Plan A, the “Spin-Off Plan”):

(A)           If the Orascom shareholders’ meeting required to implement Spin-Off Plan A has failed to approve, or EFSA has failed to pre-approve, Spin-Off Plan A with respect to the Orascom Spin-Off Assets on or prior to Closing, then: (A) all Orascom Spin-Off Assets shall be retained by Orascom, and (B) on the Closing Date, VimpelCom shall make a cash payment to Weather II of US$600 million as additional Consideration and, if France Telecom has not exercised its call option under the MobiNil Shareholders Agreement within the first 120 Business Days (as such term is defined in the MobiNil Shareholders Agreement) following the Closing Date, VimpelCom shall make an additional cash payment of US$170 million as further additional Consideration on the 121st Business Day (as such term is defined in the MobiNil Shareholders Agreement) following the Closing Date;

(B)           If the Orascom shareholders’ meeting required to implement Spin-Off Plan A has approved, and EFSA has pre-approved, Spin-Off Plan A with respect to the Orascom Spin-Off Assets on or prior to Closing, but Spin-Off Plan A with respect to the Orascom Spin-Off Assets cannot be completed on or prior to December 31, 2011 or such earlier date as agreed by VimpelCom and Weather II (the “Spin-Off Plan A Outside Date”), then: (i) all Orascom Spin-Off Assets shall be retained by Orascom, and (ii) on the Spin-Off Plan A Outside Date, VimpelCom shall make a cash payment to Weather II of US$600 million as additional Consideration and, if France Telecom has not exercised its call option under the MobiNil Shareholders Agreement within the first 120 Business Days (as such term is defined in the MobiNil Shareholders Agreement) following the Closing Date, VimpelCom shall make a further additional cash payment of US$170 million as further additional Consideration on the later to occur of (x) the 121st Business Day (as such term is defined in the MobiNil Shareholders Agreement) following the Closing Date and (y) the Spin-Off Plan A Outside Date;

(C)           If Spin-Off Plan A with respect to the Wind Spin-Off Assets cannot be completed on or prior to the Spin-Off Plan A Outside Date, then, all Wind Spin-Off Assets will be retained by Wind Italy following Closing, and VimpelCom shall make a cash payment of US$100 million as additional Consideration on the Spin-Off A Outside Date.

(ii)           Each of Weather I and Weather II, on the one hand, and VimpelCom, on the other hand, will use its reasonable best efforts to, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) effect at or prior to Closing the actions and transactions required to be effected at or prior to Closing in accordance with Spin-Off Plan A, (ii) effect following Closing all actions and transactions required to be effected following Closing in accordance with Spin-Off Plan A and (iii) complete all actions and transactions required by Spin-Off Plan A on or prior to the Spin-Off Plan A Outside Date.

(g)           Orascom’s Shares in MobiNil and ECMS.

(i)           Each of Weather I and Weather II, on the one hand, and VimpelCom, on the other hand, have agreed a detailed plan relating to Orascom’s shares in MobiNil and ECMS (the “MobiNil/ECMS Plan”).

(ii)           Each of Weather I and Weather II, on the one hand, and VimpelCom, on the other hand, will use its reasonable best efforts to, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) effect at or prior to Closing the actions and transactions required to be effected at or prior to Closing in accordance with the MobiNil/ECMS Plan and (ii) effect following Closing all actions and transactions required to be effected following Closing in accordance with the MobiNil/ECMS Plan.

(h)           Public Disclosure.  Prior to the Closing, no party to this Agreement shall make or cause to be made any press release or similar public announcement or communication in any form with respect to this Agreement or the transactions contemplated hereby, without the consent of (i) VimpelCom with respect to disclosures by any of Weather I, Weather II or the Weather I Shareholders and (ii) Weather I and Weather II with respect to disclosures by VimpelCom, except if either Weather I or VimpelCom, based on the advice of its counsel, reasonably believes that such disclosure or other announcement is required to comply with requirements of applicable Law or in the case of VimpelCom, the rules of the SEC and/or NYSE, or in the case of Weather I, the Egyptian Stock Exchange, in which event such party, to the extent practicable, will provide the other with a copy of the proposed press release or other public announcement or communication prior to its disclosure.

(i)           Notice of Certain Events.

(i)           Weather I, Weather II and the Weather I Shareholders shall give prompt notice to VimpelCom, and VimpelCom shall give prompt notice to Weather I and Weather II, in writing (where appropriate, through updates to the Weather Disclosure Schedule or the VimpelCom Disclosure Schedule, as applicable) of, and will contemporaneously provide the other party with true and complete copies of any and all information or documents in such party’s possession relating to, to the knowledge of such party, any event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or would reasonably be expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.

(ii)           Weather I, Weather II and the Weather I Shareholders shall give prompt notice to VimpelCom in writing (where appropriate, through updates to the Weather Disclosure Schedule) of, and will contemporaneously provide VimpelCom with true and complete copies of any and all information or documents in their respective possession relating to, (x) any material action taken by a Governmental Entity relating to Orascom’s Algerian Subsidiary or (y) material developments relating to any requirement to conduct a tender offer for Orascom’s shares under Egyptian law.

(iii)           No notice given pursuant to this Section 6.3(i) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(j)           Fees and Expenses.  Whether or not any of the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(k)           Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of VimpelCom, after the Closing Date, each of Weather II and the Weather I Shareholders shall use its commercially reasonable efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Weather I and the Weather Group occurring, reported or filed prior to Closing, as may be necessary or required by VimpelCom for the preparation of the reports that VimpelCom is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof, except that the obligations of Weather II and the Weather I Shareholders in this Section 6.3(k) shall not require Weather II or Weather I to engage or pay for external auditors or conduct an audit of such information.

(l)           Steering Committee.  Without prejudice to any other rights under this Agreement, following the development of any dispute regarding the Refinancing Plan, the Spin-Off Plan or the MobiNil/ECMS Plan, each of Weather II and VimpelCom will appoint three persons to comprise a steering committee, which will meet once every two weeks to work in good faith to resolve any disputes regarding such matters.  Such meetings shall continue following the Closing Date until all such matters are resolved.

ARTICLE VII
CONDITIONS TO CLOSING

7.1           Conditions to Obligations of Each Party.  The respective obligation of each party to close the transactions contemplated herein is subject to the prior fulfillment of each of the following conditions unless waived in writing by such party:

(a)           No Injunctions; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transfer of the Weather I Shares set forth in Part II of Annex 2.1 to VimpelCom, the issuance of VimpelCom Common Shares or VimpelCom Preferred Shares or payment of the cash consideration to Weather II and the Weather I Shareholders or the completion of the spin-off transactions pursuant to the Spin-Off Plan illegal or otherwise prohibiting consummation of such transfers and transactions; provided, however, that the parties hereto shall use their reasonable best efforts to have any such law, order or injunction vacated or rendered otherwise inapplicable to such transfers and transactions.

(b)           Competition Laws.  All consents required under the competition and antitrust Laws of the jurisdictions set forth on Annex 7.1(b)(i) and the telecommunications Laws of the jurisdiction set forth on Annex 7.1(b)(ii), for the consummation of the transactions contemplated herein shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, and such consents shall not impose any material condition or material restriction upon any party or its Affiliates, including, for the avoidance of doubt, requirements relating to the disposition of material assets; provided, however, that for purposes of this Section 7.1(b) any condition or restriction that requires VimpelCom’s operations in Pakistan and Bangladesh to remain separate from the operations of the Telenor Group in Pakistan and Bangladesh shall not constitute a material condition or material restriction.

(c)           VimpelCom Shareholder Approval.  The shareholder resolutions required by the bye-laws of VimpelCom to effect the authorization and issuance of VimpelCom Common Shares and VimpelCom Preferred Shares to Weather II and the Weather I Shareholders at Closing shall have been obtained.

7.2           Conditions to Obligations of VimpelCom and Weather I and Weather II.  The respective obligation of VimpelCom, on the one hand, and Weather I and Weather II, on the other hand, to close the transactions contemplated herein is subject to the prior fulfillment of each of the following conditions unless waived in writing by such party:

(a)           Refinancing Transactions.  The refinancing actions and transactions to be completed before Closing as set out in the Refinancing Plan shall have been completed and actions required to be taken as of Closing for post-Closing transactions as part of the Refinancing Plan shall have been taken.

(b)           Ancillary Agreements.  The Ancillary Agreements shall have been executed and delivered by each of the parties thereto (other than Wind with respect to the Wind Separation Agreement).

7.3           Conditions to Obligation of VimpelCom.  The obligation of VimpelCom to close the transactions contemplated herein is subject to the prior fulfillment of each of the following conditions; provided, however, that VimpelCom may waive in writing any one or more of such conditions:

(a)           Performance of Obligations.  Weather I, Weather II and the Weather I Shareholders (i) shall have complied with and performed, in all material respects, all the terms, covenants and conditions of this Agreement, or in the event of a breach of such material terms, covenants or conditions, such breach shall have been cured within thirty (30) days after receipt of a written notice of breach from VimpelCom, and (ii) shall have made all of the deliveries required to have been made hereunder by them on or prior to the Closing Date.

(b)           Representations and Warranties.  The representations and warranties of Weather I, Weather II and the Weather I Shareholders (as applicable) set forth in Article III, Article IV and Article IX shall be true and correct in all material respects as of the date of the Original Agreement, this Agreement (where specifically indicated only) and as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date).

(c)           Closing Certificates.  Weather I and Weather II shall have furnished VimpelCom with a certificate, dated as of the Closing Date and executed by the Chief Executive Officer of Weather I, and a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or equivalent of Weather II, each certifying that each of the conditions set forth in Section 7.3(a) and (b) (with respect to such entity, and in any case other than with respect to representations and warranties and covenants made by the Weather I Shareholders), (d) and (e)(ii) has been satisfied.

(d)           Completion of the Wind Hellas Spin-Off.  The Wind Hellas Spin-Off shall have been completed.

(e)           Simultaneous Completion; Termination of Agreements.  (i) At the Closing, VimpelCom shall receive (x) all of the Weather I Shares held by each of Weather II and the Weather I Shareholders and (y) all of the shares in Weather I’s share capital held by the Weather I Investors as of the date of the Original Agreement and (ii) at or prior to the Closing,  each agreement between Weather I or any member of the Weather Group, on the one hand, and any of Weather II and/or any of the Weather I Shareholders and/or any of the Weather I Investors, on the other hand, shall be terminated and settled.

(f)           Certain Waivers.  Each Weather I Investor that has not executed a joinder letter pursuant to Section 6.1(c)(ii) shall have granted the relevant waivers under any agreements between it and Weather I and/or Weather II (as applicable), and shall have carried out such other actions as may reasonably be necessary to permit the consummation of the transactions contemplated hereby to proceed without triggering or exercising any additional rights (including put option rights) under any such agreements.

7.4           Conditions to Obligations of Weather I, Weather II and the Weather I Shareholders.  The obligation of Weather I, Weather II and the Weather I Shareholders to close the transactions contemplated herein is subject to the prior fulfillment of each of the following conditions; provided, however, that Weather I, Weather II and the Weather I Shareholders may waive in writing any one or more of such conditions:

(a)           Performance of Obligations.  VimpelCom shall have (i) complied with and performed, in all material respects, all the terms, covenants and conditions of this Agreement, or in the event of a breach of such material terms, covenants or conditions, such breach shall have been cured within thirty (30) days after receipt of a written notice of breach, and (ii) shall have made all of the deliveries required to have been made hereunder by it on or prior to the Closing Date.

(b)           Representations and Warranties.  The representations and warranties of VimpelCom set forth in Article V shall be true and correct in all material respects as of the date of the Original Agreement, this Agreement (where specifically indicated only) and as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date).

(c)           Closing Certificate.  VimpelCom shall have furnished Weather I and Weather II with a certificate, dated as of the Closing Date and executed by the Chief Executive Officer of VimpelCom, certifying that each of the conditions set forth in Section 7.4(a) and (b) have been satisfied.

(d)           Certain Waivers.  Each Weather I Investor that has not executed a joinder letter pursuant to Section 6.1(c)(ii) shall have granted the relevant waivers under any agreements between it and Weather I and/or Weather II (as applicable), and shall have carried out such other actions as may reasonably be necessary to permit the consummation of the transactions contemplated hereby to proceed without triggering or exercising any additional rights (including put option rights) under any such agreements.

ARTICLE VIII
CLOSING

8.1           Closing Date.  Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at closing (the “Closing”) to be held as promptly as reasonably practicable following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of Closing) at the offices of Akin Gump LLP, Eighth Floor, Ten Bishops Square, London E1 6EG, or at such other time, date or place agreed to in writing by Weather I and VimpelCom.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.  All actions occurring at the Closing shall be deemed to occur simultaneously, unless otherwise specified in this Agreement or any document delivered at Closing pursuant to the terms of this Agreement.

8.2           Deliveries by Weather I and Weather II.  At the Closing, Weather I and Weather II shall deliver to VimpelCom:

(a)           duly executed closing certificates in satisfaction of the closing condition set forth in Section 7.3(c);

(b)           a notarized excerpt from the updated shareholder’s ledger (libro soci) of Weather I, in which the transfer of the Weather I Shares set forth in Part II of Annex 2.1 to VimpelCom has been registered and VimpelCom has been recorded as the owner of the Weather I Shares set forth in Part II of Annex 2.1;

(c)           the Interim Control Agreement, duly executed by Orascom, Weather I and Weather II;

(d)           the Lock-Up Agreement, duly executed by Weather II;

(e)           the Share Escrow Agreement Agreement, duly executed by Weather II;

(f)           the Weather II Registration Rights Agreement, duly executed by Weather II;

(g)           the WIS Framework Agreement, duly executed by WIS and Weather II;

(h)           the Algerian Risk Sharing Agreement, duly executed by Weather II;

(i)           the OTH Separation Agreement, duly executed by Orascom, Weather I and Weather II;

(j)           the Wind Separation Agreement, duly executed by Weather I and Weather II;

(k)           the documents to be executed and delivered by Weather I or its Affiliates at Closing pursuant to the Refinancing Plan;

(l)           the documents to be executed and delivered by Weather I or its Affiliates at Closing pursuant to Spin-Off Plan A; and

(m)           all other documents required pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for VimpelCom, as well as any further documentation or instruments as VimpelCom or its counsel may reasonably request to effectuate the terms of this Agreement.

8.3           Deliveries by Weather II and the Weather I Shareholders.  At the Closing, Weather II and the Weather I Shareholders shall deliver to VimpelCom:

(a)           the Weather I Shares set forth in Part II of Annex 2.1, represented by share certificates evidencing the Weather I Shares set forth in Part II of Annex 2.1 owned by Weather II and the Weather I Shareholders duly endorsed by Weather II and the Weather I Shareholders in favor of VimpelCom, before a notary and in accordance with the provisions of the Civil Code of Italy (Codice Civile Italiano); and

(b)           all other documents required pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for VimpelCom, as well as any further documentation or instruments as VimpelCom or its counsel may reasonably request to effectuate the terms of this Agreement.

8.4           Deliveries by VimpelCom.  At Closing, VimpelCom shall deliver to Weather II and, with respect to Section 8.4(b) only, the Weather I Shareholders:

(a)           a duly executed closing certificate in satisfaction of the closing condition set forth in Section 7.4(c);

(b)           the Consideration, paid and delivered in accordance with Article II;

(c)           the Interim Control Agreement, duly executed by VimpelCom;

(d)           the Lock-Up Agreement, duly executed by VimpelCom;

(e)           the Share Escrow Agreement, duly executed by VimpelCom;

(f)           the Weather II Registration Rights Agreement, duly executed by VimpelCom;

(g)           the WIS Framework Agreement, duly executed by VimpelCom;

(h)           the Algerian Risk Sharing Agreement, duly executed by ViimpelCom;

(i)           the OTH Separation Agreement, duly executed by VimpelCom;

(j)           the Wind Separation Agreement, duly executed by VimpelCom;

(k)           the documents to be executed and delivered by VimpelCom at Closing pursuant to the Refinancing Plan;

(l)           the documents to be executed and delivered by VimpelCom at Closing pursuant to Spin-Off Plan A; and

(m)           all other documents required pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Weather I and Weather II, as well as any further documentation or instruments as Weather I or Weather II and their counsel may reasonably request to effectuate the terms of this Agreement.

ARTICLE IX
PRIVATE PLACEMENT; RESTRICTIONS ON TRANSFER

9.1           Securities Act Compliance.  The issuance of the VimpelCom Common Shares and VimpelCom Preferred Shares to Weather II and the Weather I Shareholders pursuant to Article II shall be effected as a private placement pursuant to Section 4(2) of the Securities Act.  In connection therewith, Weather II and each Weather I Shareholder represents and warrants, severally and not jointly, to VimpelCom the following:

(a)           Weather II or such Weather I Shareholder is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the SEC);

(b)           Weather II or such Weather I Shareholder understands and agrees that the VimpelCom Common Shares and VimpelCom Preferred Shares acquired or that may be acquired by Weather II or such Weather I Shareholder pursuant to Article II have not been registered under the Securities Act, or under any state securities laws, and that accordingly such shares will not be fully transferable except as permitted under various exemptions contained in the Securities Act, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act;

(c)           Weather II or such Weather I Shareholder acknowledges that because VimpelCom Common Shares and VimpelCom Preferred Shares acquired pursuant to Article II by Weather II or such Weather I Shareholder will not be registered under the Securities Act as of the Closing Date, such shares cannot be disposed of by such recipient unless such shares are subsequently registered or an exemption from registration under the Securities Act is available;

(d)           Weather II or such Weather I Shareholder understands that the VimpelCom Common Shares and VimpelCom Preferred Shares acquired or that may be acquired by Weather II or such Weather I Shareholder pursuant to Article II are being offered and sold pursuant to this Agreement in reliance upon federal and state exemptions for transactions not involving any public offering;

(e)           Without prejudice to the representations, warranties and covenants of VimpelCom contained in this Agreement, Weather II or such Weather I Shareholder has (i) had the opportunity to meet with officers and other representatives of VimpelCom to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (ii) received all materials, documents, and other information that Weather II or such Weather I Shareholder deems necessary or advisable to evaluate the VimpelCom Common Shares and VimpelCom Preferred Shares acquired or that may be acquired by Weather II or such Weather I Shareholder pursuant to Article II;

(f)           Weather II or such Weather I Shareholder has made an independent examination, investigation, analysis, and evaluation of VimpelCom and the VimpelCom Common Shares and VimpelCom Preferred Shares acquired or that may be acquired by Weather II or such Weather I Shareholder pursuant to Article II, including Weather II’s or such Weather I Shareholder’s own estimate of the value of such shares;

(g)           the VimpelCom Common Shares and VimpelCom Preferred Shares acquired or that may be acquired by Weather II or such Weather I Shareholder pursuant to Article II are being and will be acquired by Weather II or such Weather I Shareholder for Weather II’s or such Weather I Shareholder’s own account, for investment only, not as a nominee or agent, and not with a view to or in connection with any resale or distribution thereof other than in accordance with the Securities Act and other applicable securities laws; and

(h)           Weather II or such Weather I Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the VimpelCom Common Shares or VimpelCom Preferred Shares acquired or that may be acquired by Weather II or such Weather I Shareholder pursuant to Article II other than in accordance with the Securities Act and other applicable securities laws, nor does Weather II or such Weather I Shareholder have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation with respect to such shares to such Person or to any third Person other than in accordance with the Securities Act and other applicable securities laws.

9.2           Legends.

(a)           Each certificate representing a share or VimpelCom Common Shares and VimpelCom Preferred Shares shall have stamped, printed or typed thereon the following legend to reflect the provisions of Section 9.1:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1           Survival Past Closing.  The respective representations and warranties of the parties contained in Article III, Article IV, Article V and Article IX shall survive the Closing for a period of eighteen (18) months, with the exception of (i) the representations and warranties of Weather II and the Weather I Shareholders as set forth in Section 4.2 (Title to Shares) (the “Shareholder Title Representation”) and (ii) the representations and warranties of VimpelCom as set forth in Section 5.3 (Validity of Shares Issued) (the “VimpelCom Share Issuance Representation”), each of which shall survive indefinitely; provided, in each case that any such representation or warranty that would otherwise terminate will continue to survive if a written claim for indemnity describing in reasonable detail the basis of the claim shall have been made under this Article X on or prior to such termination date, until such claim has been satisfied or otherwise resolved.  Each other provision of this Agreement will survive for the relevant statute of limitations periods, unless a different period is expressly contemplated herein.

10.2           Indemnification by Weather II.

(a)           Following the Closing, Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all liabilities, losses, damages, claims, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys’ and accounting fees (collectively, “Losses”) incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from (i) any breach of any representation or warranty made by Weather I or Weather II contained in Article III, Article IV or Article IX, as the case may be, of this Agreement or (ii) any breach by Weather I or Weather II of any covenant or obligation of Weather I or Weather II under this Agreement; provided, however, the indemnification set forth in this Section 10.2(a) shall not apply to any Loss sustained solely by a Spin-Off Asset to the extent such Loss is retained by such Spin-Off Asset at the time it is spun-off pursuant to the Spin-Off Plan.

(b)           Following the Closing, Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from (i) claims or residual liabilities related to Weather I’s ownership of Wind Hellas prior to the completion of the Wind Hellas Spin-Off, (ii) the Wind Hellas Spin-Off or (iii) claims related to Wind Hellas after the Wind Hellas Spin-Off.

(c)           Following the Closing, Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from the Spin-Off Assets to the extent such Loss arises out of a situation existing, or an act or failure to act by Weather II or any member of the Weather Group, prior to Closing; provided, however, the indemnification set forth in this Section 10.2(c) shall not apply to (i) any Loss to the extent such Loss results from any act or failure to act by VimpelCom between Closing and completion of the spin-off of the relevant Spin-Off Asset and (ii) any Loss sustained solely by such Spin-Off Asset to the extent such Loss is retained by such Spin-Off Asset at the time it is spun-off pursuant to the Spin-Off Plan.

(d)           Following the Closing, Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates arising out of or resulting from any Italian Withholding Tax Liability.

(e)           Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from any guarantee VimpelCom is required to provide to any entity pursuant to the MobiNil Shareholders Agreement.

(f)           Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by VimpelCom or any any of its respective officers, directors, employees, agents, Subsidiaries or Affiliaties arising out of or resulting from claims brought by Qtel, any Governmental Entity or any third-party resulting from the OTT Sale, but only to the extent that such Losses result from claims arising under any agreements not previously disclosed to VimpelCom prior to November 21, 2010.

(g)           Without prejudice to the provisions of Section 10.5, Weather II shall only be liable to pay an indemnity equal to 72.65% of the amount of any Loss to be indemnified hereunder.

10.3           Indemnification by the Weather I Shareholders.  Following the Closing, each Weather I Shareholder shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any Losses incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from (i) any breach of any representation or warranty made by such Weather I Shareholder contained in Article IV or Article IX of this Agreement and (ii) any breach by such Weather I Shareholder of any covenant or obligation of it under this Agreement.  The obligations of Weather I Shareholders pursuant to this Section 10.3 shall be several but not joint.

10.4           Indemnification by VimpelCom.

(a)           Following the Closing, VimpelCom shall indemnify, defend and hold each of the Weather I Shareholders and their respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by any Weather I Shareholder or its respective officers, directors, employees, agents, Subsidiaries and Affiliates arising out of or resulting from (i) any breach of the VimpelCom Share Issuance Representation or any representation in Section 5.1 (Organization; Standing and Power), Section 5.4 (Consents and Approvals; No Violations), Section 5.7(b) (Litigation) and Section 5.12 (Brokers or Finders) or (ii) any breach by VimpelCom of any covenant or obligation of it under this Agreement to deliver validly issued VimpelCom Common Shares or VimpelCom Preferred Shares.

(b)           Following the Closing, VimpelCom shall indemnify, defend and hold Weather II and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any Losses incurred by Weather II or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from (i) any breach of any representation or warranty made by VimpelCom contained in Article V of this Agreement or (ii) any breach by VimpelCom of any covenant or obligation of it under this Agreement.

(c)           Following the Closing, VimpelCom shall indemnify, defend and hold Weather II and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by Weather II or any of its officers, directors, employees, agents, Subsidiaries or Affiliates arising out of or resulting from any decision by the Antimonopoly Committee of Ukraine having the effect of revoking, rescinding, canceling or nullifying its March 2010 approval of the transaction through which Kyivstar became a Subsidiary of VimpelCom, or otherwise resulting in material restrictions to the operations of VimpelCom or its Subsidiaries, or requests that material remedies be undertaken by VimpelCom or its Subsdiaries (whether in the form of asset sales, or material restrictions on behavior or otherwise), as well as from any related proceedings or investigations involving VimpelCom’s existing shareholders (an “AMC Adverse Decision”).

10.5           Limitation on Indemnification.

(a)           Neither VimpelCom, on the one hand, nor Weather II or any Weather I Shareholder, on the other hand, shall be obligated to indemnify the other against any Losses until VimpelCom, on one hand, or Weather II and the Weather I Shareholders, on the other hand, have incurred aggregate Losses in excess of $50,000,000 (the “Basket”), provided, however, that the Basket shall not be applicable to (i) claims for indemnification against Weather II or any Weather I Shareholder for (x) breaches of the Shareholder Title Representation, (y) breaches of any covenant or obligation of Weather II or the Weather I Shareholders under this Agreement, or (z) Losses described in Sections 10.2(b), 10.2(c), 10.2(d), 10.2(e) and 10.2(f) (the indemnities described in clause (z), the “Weather I Specific Indemnities”), in which case VimpelCom shall be entitled to receive the full amount of its Losses, subject to paragraph (b) below, or to (ii) claims for indemnification against VimpelCom for breaches of the (x) the VimpelCom Share Issuance Representation, (y) any covenant or obligation of VimpelCom under this Agreement, or (z) Losses described in Section 10.4(c) (the “VimpelCom Specific Indemnity”), in which case Weather II and the Weather I Shareholders shall be entitled to receive the full amount of their Losses, subject to paragraph (c) below.  At such time as the aggregate Losses (including Losses arising out of the matters set out in the above proviso) incurred by VimpelCom, on the one hand, or Weather II and the Weather I Shareholders, on the other hand, shall exceed the Basket, such party shall be entitled to receive the full amount of its Losses (and not only that portion which is in excess of the Basket).

(b)           None of Weather II or the Weather I Shareholders, as the case may be, shall be required to indemnify VimpelCom for any Losses in excess of 20% of the value of the Consideration received by Weather II or such Weather I Shareholder, respectively, other than (i) for breach of the Shareholder Title Representation, (ii) for breach of any covenant or obligation of Weather II or such Weather I Shareholder under this Agreement or (iii) pursuant to the Weather I Specific Indemnities, provided that none of Weather II or the Weather I Shareholders shall in any event be required to pay more than 100% of the value of the Consideration received by Weather II or such Weather I Shareholder, as the case may be, in respect of any indemnification obligation under this Agreement.

(c)           VimpelCom shall not be required to indemnify Weather II or any Weather I Shareholder, as the case may be, for any Losses in excess of 20% of the value of the Consideration received by Weather II or such Weather I Shareholder, respectively, other than (i) for breach of the VimpelCom Share Issuance Representation, (ii) for breach of any covenant or obligation of VimpelCom under this Agreement or (iii) pursuant to the VimpelCom Specific Indemnity, provided that VimpelCom shall in no event be required to pay more than 100% of the value of the Consideration received by Weather II or such Weather I Shareholders, as the case may be, in respect of any indemnification obligation under this Agreement.

(d)           Subject to the Basket contained in paragraph (a) above and the aggregate indemnification limit contained in paragraph (c) above, any indemnifiable Losses due to Weather II or any Weather I Shareholder under this Article X shall be multiplied by the quotient of 1/(1-X%), where X% is equal to Weather II’s or such Weather I Shareholder’s share in the share capital of VimpelCom expressed as a percentage at the time the Loss is incurred and only in relation to the VimpelCom Common Shares received by Weather II or such Weather I Shareholder at Closing pursuant to Article II.

10.6           Exclusive Remedy.  From and after the Closing, the provisions of this Article X shall be the sole and exclusive remedy for any claim for monetary damages arising under this Agreement, absent fraud.

10.7           Indemnification Procedures.

(a)           If VimpelCom, on one hand, or any of Weather II or the Weather I Shareholders, on the other hand, shall receive notice of any matter which such party, or any of its officers, directors, employees, agents, Subsidiaries or Affiliates (any of the foregoing, an “Indemnitee”), has determined has given, or is reasonably likely to result in, a right of indemnification under this Agreement, the Indemnitee shall promptly give the indemnifying party (the “Indemnitor”) written notice of such claim, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity and including documentary proof, if available, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the claim, except to the extent the Indemnitor shall have been prejudiced by such failure.

(b)           If an Indemnitee shall receive notice of any claim or proceeding initiated by a third party which is or may be subject to indemnification (other than any claim or proceeding related to Taxes) (each, a “Third Party Claim”), the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the Third Party Claim, except to the extent the Indemnitor shall have been prejudiced by such failure.  In such event the Indemnitee shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its own expense.  If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim, subject to the limitations set forth in this Article X, then the Indemnitor shall be entitled, at its option, to assume and control the defense of such claim by counsel of its own choice and at its own expense, provided that the Indemnitor and its counsel shall proceed with diligence and good faith with respect thereto.  Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any Third Party Claim and the fees and expenses of such counsel shall be at the expense of such Indemnitor if:  (i) the Indemnitor has failed to promptly assume the defense and employ counsel or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include such Indemnitee and any Indemnitor, and such Indemnitee shall have been advised by its counsel that there is a conflict of interest between the Indemnitor and such Indemnitee with respect to such Third Party Claim or with respect to any legal defense which may be available; provided, however, that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any claim or proceeding.

(c)           In the event the Indemnitor exercises its right to undertake the defense of any Third Party Claim, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitor.  Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitee.  No Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnitor may settle such Third Party Claim without the consent of the Indemnitee so long as the settlement (x) includes an unconditional release of the Indemnitee, in form and substance reasonably satisfactory to the Indemnitee, from the third party claimant, (y) does not impose any liabilities or obligations on the Indemnitee, and (z) with respect to any non-monetary provision of any settlement of a claim, does not impose conditions upon the Indemnitee which, in the Indemnitee’s good faith judgment, could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee.  No Third Party Claim which is being defended in good faith by the Indemnitee alone, or jointly with the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld; provided, however, that the Indemnitee may settle such claim without the consent of the Indemnitor so long as the settlement (x) includes an unconditional release of the Indemnitor, in form and substance reasonably satisfactory to the Indemnitor, from the claim by the Indemnitee and the third party claimant and (y) does not impose any liabilities or obligations on the Indemnitor.

(d)           For purposes of this Article X, a Loss shall be eligible for indemnification to the extent and only to the extent such Loss has effectively been sustained by the Indemnitee.  Any indemnification due by the Indemnitor shall be calculated taking into account the value of (i) any Tax savings obtained by the Indemnitee Group and/or (ii) any increase in the amount of Tax losses available to them for carry-forward or carry-back and, in each case, resulting from the tax deductibility of the relevant Loss.

(e)           For purposes of calculation of the indemnification due by the Indemnitor, any amounts paid to the Indemnitee Group under insurance policies or any other paid amount compensating the Loss for which a claim is made hereunder (after deducting costs of collection) shall be deducted.  If the Indemnitor pays an indemnity in respect of a Loss and the Indemnitee Group subsequently recovers (even after expiration of the relevant time limit set forth in Section 10.1) all or part of the amount of such indemnity from a third party (including insurance companies or Taxing Authorities), the Indemnitee, within thirty days of receipt, shall pay, or cause the relevant Subsidiary to pay, to the Indemnitor the amount thereby recovered up to the amount paid by the Indemnitor.  Any indemnification due by the Indemnitor shall be based on the amount of the Loss actually and directly suffered by the Indemnitee Group.

(f)           The Indemnitor shall not be held liable for indemnification with respect to a Loss or the increased portion of a Loss, as the case may be, to the extent such Loss, or increased portion of the Loss, for which indemnification is sought is attributed to (A) any willful misconduct on the part of the Indemnitee after Closing, or (B) any change in accounting methods (including consolidation methods) or policies of the Indemnitee after Closing, or (C) to the extent the Indemnitee Group had not, upon learning of the situation giving rise or likely to give rise to a Loss, used or caused entities of its Group to use, all reasonable efforts to mitigate the corresponding Loss; or (D) any breach of representation, warranty or covenant to the extent that the liability for such breach occurs or is increased as a result of  any Tax-related or other Law enacted after the Closing with retroactive effect.

(g)           In the event the Indemnitee Group is entitled to recover from a third party any sum which could be the subject of a claim, the Indemnitee Group shall take, or shall cause its relevant Subsidiary to take, all reasonable steps in order to enforce its rights against the relevant third party.

(h)           In the event of a Tax audit or inquiry by any Taxing Authority that may lead to an Italian Withholding Tax Liability and without prejudice to the provisions of Section 10.7 and provided that the following actions are not restricted by any obligation of confidentiality or by applicable Law:

(i)           VimpelCom shall notify Weather II of such event as soon as reasonably practicable but in any event within ten (10) Business Days after VimpelCom or any of its Subsidiaries has been informed in writing of the beginning of such procedure.

(ii)           VimpelCom shall coordinate, or cause its Subsidiaries to coordinate, with Weather II in the taking of any action relating to the conduct of such Tax audit or inquiry actions and provide to Weather II and its professional advisors such information and access to personnel, premises, documents and records as Weather II may reasonably request, subject to appropriate confidentiality undertakings.  VimpelCom will use its reasonable efforts to include a representative appointed by Weather II in any meeting or material telephone call arranged by VimpelCom and/or the relevant Subsidiary with a representative of the relevant Taxing Authorities.

(iii)           If the Indemnitor is Weather II, it shall be entitled to pay the indemnity due hereunder, at its discretion, to VimpelCom or the relevant VimpelCom entity.

(i)           All rights and obligations arising under this Article X for the benefit of or to be performed by any party’s officer, director, employee, agent, Subsidiary or Affiliate as a result of it becoming an Indemnitee shall only be enforceable by, or performed by, as the case may be, the party, with respect to which such Indemnitee is an officer, director, employee, agent, Subsidiary or Affiliate, on behalf of such Indemnitee.  All rights under this Article X shall inure to sole benefit of the parties and Persons specifically referred to in this Agreement and their successors by operation of Law and shall not benefit to any assignees or any other third party.

10.8           Information

(a)             Subject to Section 6.3(b), upon any claim being made against an Indemnitor under this Article X, Indemnitee shall to the extent not restricted by any obligation of confidentiality or by applicable Law and subject to appropriate confidentiality undertakings, afford, and shall cause its Subsidiaries and their respective officers, directors, employees, auditors, counsels and agents to afford, Indemnitor (and its employees, counsels and agents) reasonable access during regular business hours to Indemnitee’s and its Subsidiaries’ respective officers, directors, employees, auditors, counsels and agents and to all of the Group properties, books and records, and shall furnish (including the right to copy) Indemnitor (and its employees, counsels and agents) with all financial, operating and other data and information as Indemnitor may reasonably request.

ARTICLE XI
TERMINATION OF AGREEMENT

11.1           Events of Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)           by the mutual consent of the boards of directors, or equivalent governing bodies, of Weather I and VimpelCom;

(b)           by Weather I, acting in its sole, exclusive and non-appealable discretion and notwithstanding any provision of this Agreement to the contrary, at any time on or prior to the Obligation Date; neither Weather II nor any of its Affiliates shall be liable to VimpelCom or any other Person arising out of or relating to the exercise of its discretion in this Section 11.1(b);

(c)           by VimpelCom, acting in its sole, exclusive and non-appealable discretion and notwithstanding any provision of this Agreement to the contrary, at any time on or prior to the Obligation Date; neither VimpelCom nor any of its Affiliates shall be liable to Weather I, Weather II or any Weather I Shareholders or any other Person arising out of or relating to the exercise of its discretion in this Section 11.1(c);

(d)           by either Weather I or VimpelCom if Closing shall not have occurred on or prior to June 30, 2011 (the “Outside Date”); provided, however, that if Closing shall not have occurred as a result of the breach by any party of its representations, warranties, covenants or agreements contained in this Agreement, then the party responsible for such breach shall not have the right to terminate this Agreement pursuant to this Section 11.1(d); or

(e)           by either Weather I or VimpelCom if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transfer of the Weather I Shares set forth in Part II of Annex 2.1 to VimpelCom, the issuance of VimpelCom shares or payment of the cash consideration to Weather II and the Weather I Shareholders or the completion of the spin-off transactions pursuant to Spin-Off Plan A illegal or otherwise prohibiting consummation of such transfers and transactions and such statute, rule, regulation, injunction or other order has become final and non-appealable; provided, however, that the right to terminate under this Section 11.1(e) shall not be available to any party whose failure to comply in any material respects with Section 6.3(c), or any other provision of this Agreement, has been the direct cause of, or resulted directly in, such action.

11.2           Effect of Termination.  In the event that either Weather I or VimpelCom shall elect to terminate this Agreement pursuant to any provision of Section 11.1 expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability (except with respect to this Section 11.2 and Sections 6.3(b), 6.3(j) and Article XIII and other  provisions hereof which expressly survive any termination of this Agreement); provided, however, that, except as provided in Sections 11.1(b) and 11.1(c), no party shall be relieved or released from any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.  For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would cause a breach of this Agreement.

ARTICLE XII
NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to VimpelCom, to:

VimpelCom Ltd.
Claude Debussylaan 15
1082 MC Amsterdam
The Netherlands
Attention: Jeffrey McGhie
Facsimile: +31 20 79 77 201

with a copy to (which shall not constitute notice):

Akin Gump LLP
Eighth Floor
Ten Bishops Square
London E1 6EG
Attention: Daniel Walsh
Facsimile: +44 (0)20 7012 9601

If to Weather I, to:

Wind Telecom S.p.A.
Via Due Macelli 66, 00187
Attention: Naguib Sawiris
Facsimile: +39 06 8311 3128

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt
75008 Paris
France
Attention: Pierre-Yves Chabert, Gamal M. Abouali
Facsimile: +33 (0)1.40.74.68.88

If to Weather II, to

Weather Investments II S.à r.l.
12, rue Guillaume Kroll
Luxembourg
Attention: Naguib Sawiris
Facsimile: +2 024615164

and

Karim Nasr
Facsimile; +33 (1) 72712897

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt
75008 Paris
France
Attention: Pierre-Yves Chabert, Gamal M. Abouali
Facsimile: +33 (0)1.40.74.68.88

ARTICLE XIII
MISCELLANEOUS

13.1           Entire Agreement.  This Agreement, together with the Annexes and Schedules referred to herein, and the documents and instruments to be executed and delivered pursuant hereto, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties with respect to the subject matter hereof, other than the NDA, which shall survive the execution and delivery of this Agreement until it terminates in accordance with its terms.

13.2           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any party hereto, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.3           Successors and Assigns.  Neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4           Governing Law.  This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction.

13.5           Severability.  If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

13.6           No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, shall create or confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

13.7           Arbitration.

(a)           Any and all disputes, controversies and claims between or among the parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity, enforceability or breach of this Agreement, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the LCIA Rules then in force (the “Rules”), save that any provision of the Rules which imposes any restriction on the nationality of any arbitrator or is otherwise invalid, void or unenforceable under English law shall not apply, in accordance with the following terms and conditions:

(i)           In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii)           The seat of arbitration shall be London, England, unless otherwise agreed by the parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration.

(iii)           The following procedures shall govern the selection of arbitrators:

(A)           Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.

(B)           In the event of an inability by the two party-nominated arbitrators to agree on a third arbitrator in accordance with Section 13.7(a)(iii)(A) above appointing authority for the third arbitrator shall be the LCIA, acting in accordance with the Rules. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(iv)           The English language shall be the language for the arbitration proceeding.

(v)           The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 13.7(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(vi)           The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.

(vii)           The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the Person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(b)           Except for arbitration proceedings pursuant to Section 13.7(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties in connection with any matter arising out of or in connection with this Agreement.  Each party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.

(c)           Each party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of any all process against it in any action, suit or proceeding permitted by this Section 13.7, with the same effect as if such party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile in accordance with Article XII.  Each party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder.  In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in London, reasonably satisfactory to the other parties, with like powers.  Each party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 13.7(b) above) or an action to compel arbitration (provided that each party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the English courts in London, England in response to an action commenced or a motion or application made by another party or its agents, Subsidiaries or Affiliates, or their respective directors, officers, employees, attorneys, accountants, financial advisors and other agents, in such other court); provided, however, that nothing in this Section 13.7(c) shall preclude, in any manner whatsoever, any party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder.  Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the English courts in London, England and any claim that any such action, suit or proceeding brought in the English courts in London England has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 13.7(b).

(d)           Each party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

13.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

13.9           Interpretation.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

13.10         Amendment and Restatement.  The provisions of the New Agreement are hereby amended, modified and supplemented so as to read as set forth in this Agreement and that the provisions of the New Agreement, as so amended, modified and supplemented hereby, are restated in this Agreement in their entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIMPELCOM	VIMPELCOM LTD. By: /s/ Alexander Izosimov Name: Alexander Izosimov Title: CEO
WEATHER I	WIND TELECOM S.P.A. By: /s/ Khaled Bishara Name: Khaled Bishara Title: Authorized Signatory
WEATHER II	WEATHER INVESTMENTS II S.À R.L. By: /s/ Ragy Soliman Name: Ragy Soliman Title: Authorized Signatory

Signature Page to Amended and Restated Share Sale and Exchange Agreement